Exhibit 10.14

FIRST AMENDMENT TO INDIVIDUAL TRANSACTION CONFIRMATION

This FIRST AMENDMENT TO INDIVIDUAL TRANSACTION CONFIRMATION (“Amendment”) is entered into as of this 1st day of November, 2022 (“Effective Date”), by and between ETC TEXAS PIPELINE, LTD., a Texas limited partnership (“Gatherer”), and ALPHA ENERGY, INC. (“Producer”).

WHEREAS, Producer and Gatherer entered into that certain Individual Transaction Confirmation dated August 1, 2022, Gatherer’s Contract Number 2153-101 (the “Individual Transaction Confirmation”), subject to and governed by the Gathering and Processing Agreement between Producer and Gatherer dated August 1, 2022, Gatherer’s Contract Number 2153-100 (the “Base Agreement”) (the Base Agreement and the Individual Transaction Confirmation, collectively the “Agreement”), covering properties located in Logan County, Oklahoma; and

WHEREAS, Producer and Gatherer desire to amend the Individual Transaction Confirmation as provided herein;

NOW THEREFORE, in consideration of the premises and of the mutual covenants contained herein, Producer and Gatherer agree to amend the Individual Transaction Confirmation as follows:

1.

EXHIBIT “A” to the Individual Transaction Confirmation shall be deleted in its entirety and replaced with the attached EXHIBIT “A” REVISION 1. All references to EXHIBIT “A” in the Individual Transaction Confirmation will be references to EXHIBIT “A” REVISION 1.

2.

EXHIBIT “B” to the Individual Transaction Confirmation shall be deleted in its entirety and replaced with the attached EXHIBIT “B” REVISION 1. All references to EXHIBIT “B” in the Individual Transaction Confirmation will be references to EXHIBIT “B” REVISION 1.

3.	This Amendment is effective on November 1, 2022.

The Individual Transaction Confirmation is amended to the extent noted herein. In all other respects, it is confirmed and shall continue in full force and effect. To the extent not defined herein, all defined terms shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

GATHERER:	PRODUCER:

ETC TEXAS PIPELINE, LTD.	ALPHA ENERGY, INC.
By: LG PL, LLC, its general partner

EXHIBIT “A” REVISION 1

DEDICATED INTERESTS

TO ITC #2153-101

TO THAT CERTAIN

GATHERING AND PROCESSING AGREEMENT #2153-100

BETWEEN

ALPHA ENERGY, INC. AND

ETC TEXAS PIPELINE, LTD. DATED

AUGUST 1, 2022

DEDICATED INTERESTS

Producer’s Interest in all Gas reserves in, under or attributable to the following Dedicated Acreage, Subject Lease(s) and Subject Well(s):

1.	DEDICATED ACREAGE

Not Applicable

2.	SUBJECT LEASE(S)

Not Available

3.	SUBJECT WELL(S)

a.	Subject Wells located within the Dedicated Acreage:

Not Applicable

b.	Dedicated Wellbores - Wellbore Dedication Only:

WELL NAME	LOCATION	COUNTY / STATE
Logan County 1-1	Section 1-T17N-R3W	Logan / Oklahoma
Logan County 1-31	Section 1-T17N-R3W	Logan / Oklahoma
Logan County 2-2	Section 2-T17N-R3W	Logan / Oklahoma
Logan County 2-4	Section 2-T17N-R3W	Logan / Oklahoma
Logan County 2-9	Section 2-T17N-R3W	Logan / Oklahoma
*Logan County 2-20	Section 2-T17N-R3W	Logan / Oklahoma
Logan County 2-24	Section 2-T17N-R3W	Logan / Oklahoma
*Logan County 11-6	Section 11-T17N-R3W	Logan / Oklahoma
Logan County 11-18	Section 11-T17N-R3W	Logan / Oklahoma
*Logan County 11-21	Section 11-T17N-R3W	Logan / Oklahoma

Logan County 11-23	Section 11-T17N-R3W	Logan / Oklahoma
Logan County 11-32	Section 11-T17N-R3W	Logan / Oklahoma
Logan County 22-11	Section 11-T17N-R3W	Logan / Oklahoma
Logan County 29-1	Section 1-T17N-R3W	Logan / Oklahoma

*New Well added by this Amendment

EXHIBIT “B” REVISION 1

RECEIPT POINT(S)

TO ITC #2153-101

TO THAT CERTAIN

GATHERING AND PROCESSING AGREEMENT #2153-100

BETWEEN

ALPHA ENERGY, INC.

AND

ETC TEXAS PIPELINE, LTD.

DATED

AUGUST 1, 2022

RECEIPT POINT(S)

METER NAME	METER NUMBER	LOCATION	COUNTY / STATE
Logan County 1-1	090-22101	Section 1-T17N-R3W	Logan / Oklahoma
Logan County 1-31	090-22170	Section 1-T17N-R3W	Logan / Oklahoma
Logan County 2-2	090-21986	Section 2-T17N-R3W	Logan / Oklahoma
Logan County 2-4	090-21991	Section 2-T17N-R3W	Logan / Oklahoma
Logan County 2-9	090-21993	Section 2-T17N-R3W	Logan / Oklahoma
*Logan County 2-20	090-22041	Section 2-T17N-R3W	Logan / Oklahoma
Logan County 2-24	090-22036	Section 2-T17N-R3W	Logan / Oklahoma
*Logan County 11-6	090-21992	Section 11-T17N-R3W	Logan / Oklahoma
Logan County 11-18	090-22030	Section 11-T17N-R3W	Logan / Oklahoma
*Logan County 11-21	090-22050	Section 11-T17N-R3W	Logan / Oklahoma
Logan County 11-23	090-22061	Section 11-T17N-R3W	Logan / Oklahoma
Logan County 11-32	090-22112	Section 11-T17N-R3W	Logan / Oklahoma
Logan County 22-11	090-22084	Section 11-T17N-R3W	Logan / Oklahoma
Logan County 29-1	090-22141	Section 1-T17N-R3W	Logan / Oklahoma

*New Well added by this Amendment

GATHERING AND PROCESSING AGREEMENT

BETWEEN

ALPHA ENERGY, INC.

AND

ETC TEXAS PIPELINE, LTD.

DATED

AUGUST 1, 2022

CONTRACT NUMBER 2153-100

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	SCOPE OF AGREEMENT	8

3.	FEE(S) & FL&U	9

4.	COMMITMENTS AND RESERVATIONS	9

5.	PROCESSING	12

6.	QUANTITY	14

7.	QUALITY	15

8.	MEASUREMENT	17

9.	BILLING	20

10.	WARRANTY	21

11.	POSSESSION AND TITLE OF GAS	21

12.	TAXES AND ROYALTIES	22

13.	REMEDIES/LIABILITY	22

14.	CREDIT ASSURANCE	23

15.	NOTICES	24

16.	FORCE MAJEURE	25

17.	TERM AND TERMINATION	26

18.	REPRESENTATIONS AND WARRANTIES	27

19.	MISCELLANEOUS	28

EXHIBITS

EXHIBIT “A” – EXAMPLE OF INDIVIDUAL TRANSACTION CONFIRMATION

EXHIBIT “B” – GAS LIFT GAS DELIVERY AND SALES TERMS

EXHIBIT “C” – RESIDUE GAS NOMINATIONS AND IMBALANCE PROVISIONS

EXHIBIT “D” – TREATING FEE(S) AND FUEL(S)

EXHIBIT “E” – FORM OF MEMORANDUM OF GATHERING AND PROCESSING AGREEMENT

i

GATHERING AND PROCESSING AGREEMENT

ETC TEXAS PIPELINE, LTD., a Texas limited partnership (“Gatherer”), and ALPHA ENERGY, INC. (“Producer”), enter into this Gathering and Processing Agreement (together with all Transaction(s), collectively, this “Agreement”) effective as of August 1, 2022 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, Producer owns or controls quantities of Gas produced from certain oil and gas properties for which Producer will require gathering, processing, and/or other services; and

WHEREAS, Gatherer desires to provide such services to Producer, and Producer desires for Gatherer to provide the same for Producer’s Gas from specified points of receipt;

NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained, Producer and Gatherer do hereby stipulate and agree as follows.

ARTICLE I

DEFINITIONS

1.1    Specific Defined Terms. As used throughout this Agreement including the Exhibits hereto, the following capitalized terms shall have the meanings ascribed below.

“Affiliate” or “Affiliates” means, with respect to any relevant Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or under common control with such relevant Person. For purposes of this definition, the term “control” (including its derivatives and similar terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the relevant Person, whether through the ownership or control of voting interest, by contract or otherwise.

“Allocated Service” means gathering service subject to curtailment only (a) in accordance with applicable Laws and (b) after all Interruptible Service has been curtailed and (c) as required by the operating conditions and capacity of Gatherer’s Gathering System.

“Agreement” shall have the meaning set forth in the Preamble.

“Btu” means the amount of energy required to raise the temperature of one pound of pure water one degree Fahrenheit (1°F) from fifty-nine degrees Fahrenheit (59°F) to sixty degrees Fahrenheit (60°F).

“Business Day” means any day except Saturday, Sunday or Federal Reserve Bank holidays.

“CCT” means Central Clock Time and is defined as current time in the Central Time Zone taking into consideration the seasonal changes back and forth between Daylight Savings and Standard time.

“Component Plant Products” shall have the meaning set forth in Section 5.2, (3).

“Component Plant Product Percentage of Proceeds” means the portion of the Component Plant Products retained by Producer pursuant to the applicable ITC.

“Component Recovery Factor” means the fixed percentage of each Component Plant Product deemed to be recovered at the Plant pursuant to this Agreement and listed in the applicable ITC.

“Condensate” means any liquid hydrocarbon produced from a Subject Well which is measured and delivered into the Gathering System at a Receipt Point as Gas but during transportation in the Gathering System experiences a phase change to a liquid state and is subsequently recovered as a liquid.

“Contract Pressure Base” means a pressure of fourteen and sixty-five one-hundredths (14.65) Psia or fourteen and seventy-three one-hundredths (14.73) Psia, as determined by Gatherer.

“Contract Temperature Base” means a temperature of sixty degrees Fahrenheit (60°F).

“Contract Year” means the three hundred and sixty-five (365) consecutive Days (or three hundred and sixty-six (366) consecutive Days if Contract Year includes a leap year (February 29)) beginning on the first Day of the Month subsequent to the Initial Delivery Date, or if the Initial Delivery Date occurs on the first Day of a Month, then such first Day, and each of the anniversaries thereafter.

“Cricondentherm” means the maximum temperature above which liquid cannot be formed regardless of pressure. The corresponding pressure is called “Cricondentherm Pressure”.

“Day” means a period of twenty-four (24) consecutive hours, beginning at 9:00 a.m. CCT on any calendar day.

“Dedicated Acreage” means the area described in and depicted on Exhibit “A” of the applicable ITC.

“Dedicated Gas” shall have the meaning set forth in Section 4.1.

“Dedicated Interests” shall have the meaning set forth in Section 4.1.

“Dedicated Wellbore(s)” means the Subject Well(s) described in and identified with the designation of “Wellbore Dedication Only” in Exhibit “A” of the applicable ITC.

“Dedication” shall have the meaning set forth in Section 4.1.

“Delivery Point(s)” means the point(s) identified in the applicable ITC at which Gatherer is to deliver and purchase Producer’s Residue Gas and Producer’s Settlement Gallons.

“Downstream Transporter” means any pipeline directly connected downstream of the Delivery Point(s).

“Effective Date” shall have the meaning set forth in the Preamble.

“Event of Default” or “Default” means the occurrence of any of the following events, circumstances or conditions: (i) failure by either Party to materially perform or comply with any material agreement, covenant, obligation or other provision contained in this Agreement when either (A) such failure has not been cured within the greater of a reasonable period of time or thirty (30) Days; in each case, following the Party in Default receiving written notice thereof from the Party not in Default (other than a Default which occurs because such Party is rightfully withholding performance in response to the other Party’s failure to perform), or (B) an effort to remedy such failure has not been commenced within such period following such written notice and continued to be diligently prosecuted, with such measures reasonably expected to cure any such Default; (ii) the entry of any Party into voluntary or involuntary bankruptcy, receivership or similar protective proceedings; (iii) the material inaccuracy or breach of any representation or warranty contained herein when such failure either has not been cured within the greater of a reasonable period of time or thirty (30) Days following receipt of written notice thereof by the Party in Default, or (iv) failure to pay any amounts owed pursuant to this Agreement within thirty (30) Days after the applicable due date, other than amounts disputed in good faith pursuant to the provisions of Section 9.2.

“Facilities” means those assets owned or controlled by Gatherer to perform the services for Producer as provided for in this Agreement, which may include but not be limited to Gas measurement, providing Gas Lift Gas and Gas Lift Meter(s), gathering, compression, treating, dehydration, processing, and delivery equipment currently owned and operated by Gatherer, its Affiliates or unaffiliated third parties, or as may be constructed or used by Gatherer pursuant to this Agreement or as Gatherer deems otherwise necessary to fulfill its obligations hereunder.

“FL&U” means the combination of Fuel, Lost and Unaccounted-for Gas on the Gathering System.

“Fee(s)” shall have the meaning set forth in Section 3.1.

“Fuel” means the quantity of Gas, in MMBtu, used by Gatherer for fuel in the provision of services such as gathering, conditioning, treating, dehydrating and/or compressing the Gas on the Gathering System.

“Force Majeure” shall have the meaning set forth in Section 16.1.

“Gas” means methane and other gaseous hydrocarbons, including gaseous combustible, noncombustible, and inert elements, compounds, components or mixtures thereof and liquefiable hydrocarbons in the vapor stream produced at the wellhead, including gas separated or flashed from oil or Condensate after production.

“Gas Lift Gas” and “Gas Lift Meter(s)” shall be as defined in Exhibit “B” hereto, as applicable.

“Gathering System” means the existing Gas gathering pipeline system owned and operated by Gatherer and any extensions thereof to connect the Subject Well(s) as may be constructed by Gatherer or Gatherer’s Affiliates, including, but not limited to those as described in the applicable ITC.

“Gross Heating Value” means the number of Btus produced by the complete, ideal combustion of a cubic foot of Gas, at the Contract Temperature Base and Contract Pressure Base, excluding the heating value contribution of hydrogen sulfide, as calculated in accordance with Gas Processors Association Standard 2172. Gross Heating Value will be assumed dry at the Contract Pressure Base and Contract Temperature Base (“Dry at Base”), unless otherwise specified in the applicable ITC.

“I&E Easement” shall have the meaning set forth in Section 19.16.

“Individual Transaction Confirmation” or “ITC” means an effective and unexpired agreement documented by written means, evidencing the specific terms of a Transaction, which may be in any form adequate at law, but which shall be subject to the terms and conditions of this Gas Gathering and Processing Agreement (“Base Agreement”) and include information materially similar to that contained in Exhibit “A”.

“Initial Delivery Date” means the first date on which Producer delivers any Gas to Gatherer at the Receipt Point(s) pursuant to the applicable ITC.

“Interruptible” or “Interruptible Service” means that Gatherer, in its sole and unfettered discretion, shall have the right to interrupt, curtail or suspend the services contemplated hereunder at any time and from time to time without any liability to Producer by reason thereof.

“Laws” means any laws, rules, regulations, decrees and orders of the United States of America and all other governmental bodies, agencies or other authorities having jurisdiction over or affecting the provisions contained in or the Transactions contemplated by this Agreement or the Parties or their operations, whether such Laws now exist or are hereafter amended or enacted.

“Loss” or “Losses” means, unless specifically provided otherwise, all claims, including, but not limited to, those for bodily injury or death, personal injury, illness, disease, maintenance, cure, loss of parental or spousal consortium, loss of support, wrongful death, property damage and wrongful termination of employment, damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, costs for removal of wreck/debris, causes of action of any kind (including actions in rem or in personam), obligations, costs, judgments, interest and awards (including payment of reasonable attorneys’ fees and costs of litigation) or amounts, of any kind or character (except punitive or exemplary damages), whether under judicial proceedings, administrative proceedings or otherwise, or conditions in the premises of or attributable to any Person or Persons or any Party or Parties, breach of representation or warranty (expressed or implied), under any theory of tort, contract, breach of contract (including any Losses which arise by reason of indemnification or assumption of liability contained in other contracts entered into by Gatherer or Producer) arising out of, or incident to or in connection with the Agreement or the performance of work, services or operations contemplated under the Agreement.

“Lost and Unaccounted-for Gas” or “L&U” means that volume of Gas, in MMBtu received by Gatherer which is released and/or lost through piping, equipment, or operations, which cannot be accounted for, or is vented, all on the Gathering System.

“Mcf” means one thousand (1,000) cubic feet of Gas measured at the Contract Pressure Base and the Contract Temperature Base.

“Minimum Production” means actual deliveries of Gas measured from a Receipt Point that are at least two hundred and fifty (250) Mcf per month.

“MMBtu” means one million (1,000,000) Btu.

“MMscf” means one million (1,000,000) standard cubic feet, at the Contract Pressure Base and the Contract Temperature Base.

“Month” means a period beginning at 9:00 a.m. CCT on the first Day of the calendar month and ending at 9:00 a.m. CCT on the first Day of the next succeeding calendar month.

“New Taxes” means (i) any Taxes enacted and effective after the Effective Date, including that portion of any Taxes or New Taxes that constitutes an increase, or (ii) any Laws, or interpretations thereof, enacted and effective after the Effective Date resulting in the application of any Taxes to a new or different class of parties.

“NGL” or “Natural Gas Liquids” means the demethanized mix of liquefiable hydrocarbons and nonhydrocarbon substances that are condensed or absorbed from, or separated out of natural gas, including ethane, propane, isobutane, normal butane, natural gasoline (pentanes and heavier hydrocarbons) and only those limited quantities of methane and carbon dioxide incidentally recovered with the hydrocarbons. References to Plant Products in this Agreement shall be considered references to Natural Gas Liquids.

“Non-Specification Gas” shall have the meaning set forth in Section 7.3.

“Party” means, individually, either Gatherer or Producer, collectively referred to as the “Parties”.

“Person” or “Persons” means any individual or entity, including, without limitation, any corporation, limited liability company, joint stock company, general or limited partnership, or government authority (including any agency or administrative group thereof).

“Plant” means the turbo-expander, cryogenic Gas processing plant(s) identified in the applicable ITC, from time to time utilized by Gatherer or Gatherer’s nominee for the purpose of processing Gas delivered from the Gathering System, whether such plant(s) consist of one (1) or more turbo-expander, cryogenic Gas processing plant(s), or portions thereof, and recovering a raw unfractionated liquid hydrocarbon mix.

“Plant Inlet Volume” shall have the meaning set forth in Section 5.2, (1).

“Plant Products” shall have the meaning set forth in Section 5.2, (2).

“Plant Product Shrinkage” shall have the meaning set forth in Section 5.2, (5).

“Plant Thermal Reduction” or “PTR” means the sum of the Plant Product Shrinkage and fixed Process Fuel as set forth in the applicable ITC, in MMBtu.

“Prior Dedication” means as of the Effective Date (or as to interests hereafter acquired by Producer, as of the effective date such interests were acquired) any and all existing agreements or arrangements or rights of any third Persons (including gathering agreements, transportation agreements and any acreage dedications) that are binding on Producer or on the applicable Dedicated Acreage, Subject Lease(s) or Subject Well(s) or on any Gas produced therefrom that prohibit or restrict the rights of Shipper to deliver any Gas hereunder or transport any Gas on the Gathering System(s); provided, however, that the term Prior Dedication shall not include any agreements or arrangements, or any rights of third Persons, that were entered into or created by, through or under Producer on or after the Effective Date.

“Process Fuel” means Producer’s share of Plant fuel (including electricity), flare and unaccounted-for losses.

“Producer’s Interest” means, in the context of the Dedicated Acreage, Subject Lease(s) and Subject Well(s), as applicable, all rights, title and interests that Producer and/or any of its Affiliates now or hereinafter owns, operates, controls or acquires in Gas reserves in, under, produced from or attributable to such Dedicated Acreage, Subject Lease(s) and/or Subject Well(s), whether arising from fee ownership, working interest ownership, mineral rights or ownership, leasehold rights or ownership, farm-out or arising from any pooling, unitization or communitization, all interests in any wells, whether now existing or drilled hereafter, on or completed within any of the Subject Lease(s), or within any such pool, communitized area or unit which includes all or any part of the Subject Lease(s), even though Producer’s Interest may be incorrectly or incompletely stated, all as the same shall be enlarged by the discharge of any burdens or by the removal of any charges or encumbrances to which any of same may be subject as of the Effective Date, and any and all replacements, renewals and extensions or amendments of any of the same, together with such rights of ingress and egress in, under, upon, across, and through the property related or subject to such interests, the rights to construct, use, inspect, repair, and operate any facilities consistent with such interests and/or the applicable ITC, and such rights as are required for or related to Gatherer’s full use and enjoyment of the property consistent with Producer’s dedication of the Dedicated Interests herein. For the avoidance of doubt, to the extent that the Dedication includes a dedication of a Dedicated Wellbore(s), then, and with respect only to the Dedication as it applies to such Dedicated Wellbore(s), Producer’s Interest shall mean all right, title and interest that Producer and/or any of its Affiliates now or hereinafter owns, controls or acquires in such Dedicated Wellbore(s) and in the Gas reserves in, under and attributable to those certain Subject Lease(s) as may be included in the drilling and production or other unit(s) applicable to such Dedicated Wellbore(s) insofar and only insofar as to Gas produced from such Dedicated Wellbore(s).

“Producer’s Settlement Gallons” shall have the meaning set forth in Section 5.2, (8).

“Psia” means pounds per square inch absolute.

“Psig” means pounds per square inch gauge.

“Quality Specifications” means the Gas quality specifications set forth in Section 7.1.

“Receipt Point(s)” means the point(s) identified in the applicable ITC at which Producer is to deliver Producer’s Gas, and Gatherer is to receive Producer’s Gas, into the Gathering System at the outlet of Gatherer’s measurement Facilities.

“Residue Gas” shall have the meaning set forth in Section 5.2, (6).

“Residue Gas Percentage of Proceeds” means the portion of the Residue Gas retained by Producer pursuant to the applicable ITC.

“Stated Rate” means, for any date, an annual rate of interest (compounded daily) equal to the lesser of (a) two percent (2%) over the per annum rate of interest announced as the “prime rate” for commercial loans posted from time to time by Citibank, N.A. (New York, New York office) or its successor or a mutually agreed substitute bank, or (b) the maximum lawful interest rate then in effect under applicable law.

“Subject Lease(s)” means all leaseholds and servitudes, royalties, overriding royalties, other expense and non-expense bearing interests, carried interests, fee interests or other real property interests in lands located within the Dedicated Area (or in the absence of an acreage dedication under an ITC, are applicable to the Dedicated Wellbore(s)).

“Subject Well(s)” means (i) all well(s) now or hereafter drilled on lands included within the Dedicated Acreage that are productive of Gas from any formations that are, or at any time during the term of this Agreement have been, operated by Producer or its Affiliates, including the wells set forth on Exhibit “A” of the applicable ITC, together with all leaseholds and servitudes, working interests, royalties, overriding royalties, other expense and non-expense bearing interests, carried interests, fee interests or other real property interests in, attributable to, or associated with such wells, and (ii) the well(s) labeled as “Wellbore Dedication Only” set forth on Exhibit “A” of the applicable ITC.

“Take-in-Kind” means Producer has elected to cease the sale of one hundred percent (100%) of Producer’s Residue Gas, attributable to a given ITC, to Gatherer hereunder, and to accept full responsibility for the marketing and sale of the same, in which case Gatherer’s responsibility shall be limited to redelivery of the same to the Delivery Point(s).

“Taxes” means any or all ad valorem, property, occupation, severance, production, extraction, first use, conservation, Btu or energy, gathering, transport, pipeline, processing, utility, gross receipts, Gas or oil revenue, Gas, NGL or oil import, privilege, sales, use, consumption, excise, lease, transaction, and other or New Taxes, governmental charges, licenses, fees, permits, and assessments, or increases therein, other than taxes based on or assessed against net income or net worth.

“Theoretical Gallons” shall have the meaning set forth in Section 5.2, (4).

“Thermal Content” means the product of a volume of Gas and the Gross Heating Value of such Gas, adjusted to the Contract Pressure Base, and expressed in dekatherm or MMBtu.

“Transaction” means any agreement (including that set forth in an ITC) and any amendment, modification, or supplement thereof made subject to and in accordance herewith for the gathering and processing of Gas or provision of other services to be performed hereunder.

“Transportation and Fractionation” or “T&F” means the transportation and fractionation Fee(s) attributable to Producer’s Settlement Gallons as set forth in the applicable ITC.

1.2    Other Defined Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 above shall have the meanings ascribed to them throughout this Agreement.

ARTICLE II

SCOPE OF AGREEMENT

2.1    Scope of Agreement. Gatherer and Producer from time to time during the term hereof may, but are not obligated to, enter into Transactions for the gathering, processing and other mutually agreeable services for which this Agreement shall apply. Each Transaction shall be effectuated and evidenced as set forth in this Article II and shall constitute a part of this Agreement and all Transactions, together with this Agreement, shall constitute a single integrated agreement. Each Transaction shall be construed as one with this Agreement and any discrepancy or conflict between any terms or provisions contained in this Agreement and any terms or provisions contained in an ITC shall be resolved in favor of the ITC.

2.2    Tender of Producer’s Residue Gas. In the event Producer is electing to Take-in- Kind its Residue Gas, Producer shall tender Producer’s Gas to Gatherer at the Receipt Point(s) during the term of this Agreement, and Gatherer shall redeliver Producer’s Residue Gas at the Delivery Point(s), provided that Producer has properly scheduled the same in accordance with Gatherer’s (or its Affiliates’) scheduling procedures set forth in Exhibit “C” hereof, as applicable. Producer shall also comply with any nomination requirements of downstream Delivery Point(s) for Producer’s Residue Gas.

2.3    Facilities Expansion. Except as set forth in an ITC, Gatherer shall not be obligated to add to or modify its Facilities or expand the capacity of the Gathering System or Plant in any manner in order to provide services to Producer, including, but not limited to providing conditioning, treating, dehydration, compression, processing, or other services or associated facilities in order to receive Gas at an existing or new Receipt Point(s). Producer may request, in writing, that Gatherer expand Facilities or add new Receipt Point(s) or Delivery Point(s) or provide additional services. Gatherer shall determine, in its sole discretion, whether it will construct the Facilities necessary to provide such requested services. In the event Gatherer agrees to provide such services, then Gatherer shall have the right to re-determine the Fee(s) to be charged hereunder and/or to establish the Fee(s) for such additional services. Producer shall install and operate or cause the installation and operation of all Facilities necessary to deliver Producer’s Gas to Gatherer at the Receipt Point(s).

2.4    Maintenance of Facilities. Gatherer agrees to maintain its Facilities for any Receipt Point(s) that provides Minimum Production. If the actual deliveries measured for such Receipt Point(s) should total less than the Minimum Production, Gatherer shall have the option to either (i) disconnect and remove its Facilities from the Receipt Point and release each well upstream of such Receipt Point as to the then producing interval, from this Agreement, (ii) connect and receive the Gas from such well(s) at a different Receipt Point(s) at Producer’s cost, or (iii) continue to maintain such Receipt Point(s) and charge Producer a Minimum Production fee per Month as shown on the applicable ITC.

ARTICLE III

FEE(S) & FL&U

3.1    Fee(s). Any fee(s) to be paid by Producer to Gatherer for the quantities of Gas delivered by Producer and received for gathering, processing and/or other services provided by Gatherer hereunder shall be as set forth on the ITC (the “Fee(s)”).

3.2    FL&U & Process Fuel. In addition to the Fee(s), Producer shall convey to Gatherer at the Receipt Point(s) Producer’s fixed quantity of FL&U & Process Fuel as stated in the ITC. Title to the FL&U and Process Fuel shall vest in Gatherer at the Receipt Point(s) at no cost to Gatherer.

ARTICLE IV

COMMITMENTS AND RESERVATIONS

4.1    Commitment of Producer. Subject to Section 4.2 below and except as otherwise stated on the applicable ITC, Producer hereby (a) exclusively DEDICATES AND COMMITS to Gatherer (i) all Producer’s Interest now owned or hereafter acquired by Producer and/or its Affiliates in all Gas reserves in, under or attributable to the Dedicated Acreage, the Subject Lease(s) and the Subject Well(s) (the “Dedicated Interests”) and (ii) all Gas now owned or otherwise controlled by Producer and/or its Affiliates that is produced from the Dedicated Interests or lands pooled or unitized therewith (“Dedicated Gas”), (b) GRANTS, TRANSFERS, and CONVEYS to Gatherer, from and out of Producer’s and its Affiliates’ real property rights in the Dedicated Interests, the sole and exclusive right to perform gathering, processing, and/or other services hereunder with respect to the Dedicated Interests and Dedicated Gas, and (c) further agrees to exclusively deliver, or cause to be delivered, to Gatherer, at the Receipt Point(s) all Dedicated Gas as and when produced (the foregoing dedications, conveyances and agreements described in clauses (a) through (c), together with the I&E Easement, collectively, the “Dedication”).

With respect to all of the Dedicated Interests and Dedicated Gas, the Dedication shall be set forth in each applicable ITC, and the Dedication provisions of this Article IV shall apply for the term of the applicable ITC, and any extension thereof. The Dedication shall constitute a covenant running with the land and the Dedicated Interests, as a benefit and a burden on Producer’s title thereto, and running with the Gathering System, as a benefit to and a burden on Gatherer’s title thereto, and inuring to the benefit of assignees of, and successors-in-interest to, the Dedicated Interests and the Gathering System, as applicable. The provisions of this Article IV shall further be equitable servitudes burdening the Dedicated Interests, and the Parties agree that such Dedication and commitment and all of the terms and provisions of this Agreement with respect to any Dedicated Interest existing as of the Execution Date shall be deemed fully vested, and further agree that future interests in the Dedicated Interests shall vest upon Producer’s or its Affiliates’ acquisition of such Dedicated Interests. The Dedication is intended to be a conveyance, on its own, of a real property interest out of and burdening the Dedicated Acreage, as a covenant running therewith, and shall survive any early termination (or purported termination) hereof that is not expressly provided for herein, and shall thereafter be and remain enforceable by Gatherer and its successors and assigns through equitable remedies, including specific performance. The Parties acknowledge and agree that for the Term of this Agreement, the Dedication and all of the terms and provisions of this Agreement collectively (1) touch and concern the Dedicated Interests, (2) relate to the Dedicated Interests in existence and specifically bind the Parties and their successors and assigns pursuant to this Article IV, (3) are intended to be covenants running with the land, (4) constitute a restrictive covenant and equitable servitudes upon the Dedicated Interests, (5) are contained in a dedication and commitment of a real property interest in the Dedicated Interests, thereby establishing privity of estate, (6) are for the benefit of Producer, Gatherer, and their respective Affiliates, successors, and assigns, and (7) are intended, along with the other terms and conditions of this Agreement, to survive any bankruptcy or insolvency of Producer.

In furtherance of the foregoing, if required by Gatherer (as indicated in the applicable ITC), Producer and Gatherer shall execute and deliver, simultaneously with the execution of this Agreement and any ITC, a recordable Memorandum of Agreement, in the form attached as Exhibit “E” hereto (individually and collectively, the “Memorandum”) to give notice of the Parties’ commitments and covenants under this Agreement, which Gatherer shall have the responsibility for filing in the applicable public records; provided, however, in the event the provisions of this Agreement or any ITC are amended, the Parties (or their successors or assigns, as applicable) agree to amend the Memorandum to reflect any such amendment. Upon termination of this Agreement or upon any permanent release of all or part of the Dedicated Interests from the Dedication, Producer and Gatherer shall execute and deliver to Producer, with a copy to Gatherer, simultaneously with such termination, a recordable release of the Memorandum as to the area subject to release, which Producer shall file in the applicable public records. It is the intention of the Parties that the Dedication shall constitute an affirmative burden on a real property interest of Producer in favor of Gatherer and that, notwithstanding any other provision of this Agreement, in order of priority: (x) the terms and provisions of this Agreement shall not be subject to separate and independent rejection under Section 365 of the Bankruptcy Code, and (y) the terms and provisions of this Agreement shall not be subject to rejection under Section 365 of the Bankruptcy Code.

Further, each Party acknowledges that a breach of the Dedication obligations and covenant running with the land would cause irreparable harm and significant injury to Gatherer. Accordingly, Producer and Gatherer hereby acknowledges that in the event of such a breach of Producer’s Dedication obligations, money damages are not an adequate remedy for a breach. Accordingly, the Parties hereby agree that Gatherer and its successors and assigns and Producer will have the right to seek specific performance and/or injunctive relief to enforce the obligations in this Agreement, including, but not limited, to the right to specifically enforce Producer’s exclusive Dedication of the Dedicated Interests in addition to any other rights and remedies it may have at law or in equity. Moreover, each of the Parties hereby waives and agrees to be estopped in equity from any argument that the other Party (and its successors and assigns) is not entitled to seek injunctive relief and specific performance.

In the event all or any portion of the Dedicated Interests is subject to a Prior Dedication, then the terms of this Agreement shall not be applicable to the interests covered thereby until such time as Producer’s Prior Dedication expires or is terminated. Producer shall not extend a Prior Dedication either actively or, in the case of an evergreen renewal, passively by allowing the term to renew through failure to provide notice of termination. Any Prior Dedication affecting the Dedicated Interests shall be indicated on the applicable ITC.

Producer shall, at its sole risk, cost and expense, equip, install, maintain, own, and operate, or cause to be equipped, installed, maintained, owned and operated, all facilities, gathering lines, and compression where applicable to allow Producer’s Gas to enter Gatherer’s Facilities against prevailing pressures up to the lesser of any Gatherer pressure specification as provided in an ITC or Gatherer’s maximum allowable operating pressure. Such Producer facilities shall include but not be limited to, installation and maintenance of mechanical separation equipment immediately upstream of the Receipt Point(s) with snap acting high liquid level shut-down equipment which Gatherer may inspect from time to time to ensure proper operation of the same. Producer shall not install or allow any third party to install equipment to process Producer’s Gas upstream of the Receipt Point(s) other than conventional mechanical separation equipment of a type commonly used in the industry and ambient air coolers to the extent needed to enable Producer to comply with the temperature specification set forth in this Agreement.

4.2       Producer’s Reservations. Producer hereby expressly reserves the following rights and reasonable quantities of Gas to satisfy same:

(a)       The right to use Gas prior to delivery to Gatherer for the following purposes:

(1)

For delivery to the “lessor” from whom leases were obtained that Gas which such lessors are entitled to receive in kind from the Subject Well(s) and/or Dedicated Acreage under the terms of the Subject Lease(s); and

(2)	For fuel used in the operation of the facilities which Producer may install in order to deliver Gas hereunder in accordance with the terms hereof.

(b)      The right to pool or unitize the Dedicated Area (or any portion thereof) with other lands and leases. In the event of pooling or unitization, this Agreement will cover Producer’s interest in the pool or unit and the Gas attributable thereto.

(c)      The right to separate the Gas using only mechanical, ambient temperature equipment located at surface production facilities of the Subject Well(s) and/or Dedicated Acreage.

ARTICLE V

PROCESSING

5.1    Producer, during the term of each applicable ITC, does hereby grant, assign and convey to Gatherer all of its rights to process or cause to be processed for the removal and recovery of all components other than methane, all of the Gas received at the Receipt Point(s).

5.2    For all purposes, unless the context of this Agreement requires otherwise, the following definitions shall be applicable:

(1)    “Plant Inlet Volume” shall mean the volume in Mcf or MMBtu, as applicable, of Gas received at a particular Receipt Point, less Gas Lift Gas and FL&U, as fixed in the applicable ITC, in Mcf or MMBtu, as applicable.

(2)    “Plant Products” shall mean the unfractionated liquid hydrocarbon mix consisting of (i) ethane, (ii) propane, (iii) iso-butane, (iv) normal butane, and (v) pentanes plus; adsorbed, absorbed or condensed in the Plant from Gas delivered to Gatherer.

(3)    “Component Plant Products” shall mean (i) ethane, (ii) propane, (iii) iso- butane, (iv) normal butane, and (v) pentanes plus (including iso-pentane, normal pentane, hexane and hydrocarbon components of higher molecular weight) for the purposes of settlement and allocation hereunder.

(4)    “Theoretical Gallons” of a particular Component Plant Product shall mean the result obtained by multiplying the particular Component Plant Product content of a particular Gas stream (expressed in gallons per Mcf) by the Plant Inlet Volume (in Mcf) of that particular stream delivered for processing (the result being expressed in gallons).

(5)    “Plant Product Shrinkage” shall mean the heating value equivalent of the Component Plant Products.

(6)    “Residue Gas” shall mean that portion of Plant Inlet Volume (in MMBtu) remaining after deducting Plant Product Shrinkage and Process Fuel, as fixed in the applicable ITC.

(7)    “Producer’s Residue Gas” shall equal the Residue Gas times the Residue Gas Percentage of Proceeds set forth on the applicable ITC.

(8)    “Producer’s Settlement Gallons” shall mean the quantity (in gallons) of a particular Component Plant Product attributable to a particular Receipt Point as determined by multiplying the Theoretical Gallons of the particular Component Plant Product contained in the Plant Inlet Volume attributable to the particular Receipt Point by the Component Recovery Factor, as shown in the applicable ITC, then multiplying by the Component Plant Product Percentage of Proceeds for that particular Component Plant Product, as shown in the applicable ITC.

5.3    Payment for Producer’s Settlement Gallons. The price paid to Producer by Gatherer for Producer’s Settlement Gallons for each Component Plant Product will be set forth in an applicable ITC, less any T&F and/or other Fee(s) as specified in said ITC.

5.4    Plant Product Shrinkage attributable to a particular Receipt Point shall be determined by conversion of the calculated volume of each Component Plant Product attributed to the particular Receipt Point to its respective heating value equivalent (in MMBtu) by multiplying the gallons thereof by the most current GPA 2145 standard factor(s), as updated from time to time for ethane, propane, normal-butane, iso-butane, pentanes and heavier components.

5.5    Producer’s Residue Gas attributable to a particular Receipt Point shall be determined by subtracting the calculated Plant Product Shrinkage and Process Fuel (in MMBtu) as calculated in Section 5.2, (6) above from the Gross Heating Value of the Plant Inlet Volume then multiplying such difference times the applicable Residue Gas Percentage of Proceeds as set forth in the applicable ITC. To determine the total Gross Heating Value of the Plant Inlet Volume, the Inlet Volume (in Mcf) attributable to a particular Receipt Point shall be multiplied by the Gross Heating Value (in Btu per cubic foot) for that particular Receipt Point and the result divided by one thousand (1,000) yielding the Gross Heating Value in millions of Btu (MMBtu). Gatherer shall purchase Producer’s Residue Gas under the terms specified in the applicable ITC unless Producer has elected to Take-in-Kind one hundred percent (100%) of Producer’s Residue Gas attributable to a given ITC, in which case Gatherer shall return to Producer, at the Delivery Point(s), one hundred percent (100%) of Producer’s Residue Gas attributable to Producer as determined herein. In the event Producer is not electing to Take-in-Kind its Residue Gas the value due Producer shall equal the quantity of Producer’s Residue Gas in MMBtu’s times the applicable Residue Gas Price less the Fee(s), as set forth on the applicable ITC.

5.6    Notwithstanding anything herein to the contrary, Gatherer reserves the right to operate the Plant in any mode that Gatherer may elect from time to time, in its sole opinion, including but not limited to full recovery, partial recovery, ethane rejection or total Plant bypass. If Gatherer elects to minimize the recovery of ethane in the Plant, such election shall not affect the determination of Producer’s Settlement Gallons attributable to Producer’s Gas hereunder. For clarification purposes, Producer’s Gas will be deemed to be processed by Gatherer upon delivery by Producer at the Receipt Point(s) in accordance with Producer’s Component Recovery Factors as set forth in the applicable ITC regardless of whether Gatherer actually processes Producer’s Gas.

ARTICLE 14

QUANTITY

6.1    Gatherer agrees to take and Producer agrees to deliver Gas hereunder in accordance with all applicable Laws including, but not limited to, the rules promulgated by any duly constituted state or federal governmental authority, regulatory body or commission having jurisdiction or control over the Parties, its respective facilities or Gas supply, this Agreement, the gathering or processing of Gas hereunder, or any of the provisions hereof (the “Commission”) governing the determination of Gas market demand and procedures for the establishment and allocation of allowables and for ratable nominations and takes of Gas from the applicable field(s). The Parties expressly recognize that Gatherer’s obligations to take Gas pursuant to the Commission rules or otherwise shall be subject to the ability of Gatherer’s Facilities to accommodate all Gas connected thereto, and any other valid reason such as Force Majeure, whether or not of a kind specifically enumerated herein.

6.2    Subject to the terms, conditions and limitations contained herein and in the ITC, Producer agrees to deliver, or cause to be delivered, to the Receipt Point(s), and Gatherer agrees to accept, or cause to be accepted, on an Allocated Service basis those daily quantities of Producer’s Gas as set forth in any ITC. The Parties hereby acknowledge and agree that Gatherer must periodically conduct good faith scheduled maintenance and repairs to its Facilities in order to ensure their ongoing effective operations.

6.3    It is recognized that in order for Gatherer to efficiently and safely operate its Gathering System and Plant, it is essential that Gas received into the Gathering System be made available to Gatherer under as uniform operating conditions as possible. Therefore, Producer agrees to use commercially reasonable efforts to deliver Gas, or cause it to be delivered, to Gatherer at a uniform hourly rate of flow. For safety reasons, or to maintain the operational integrity of the Gathering System or Plant, Gatherer may, at any time, with reasonable notice to Producer, interrupt or reduce, in whole or in part, its receipt, gathering of Gas and/or the provision of processing or other services hereunder or delivery of Producer’s Gas, all without incurring any liability of any kind to Producer or to others.

6.4    In the event any of the Gatherer’s Facilities are of insufficient capacity to take all of the Gas connected thereto, Gatherer shall curtail all Interruptible Service before curtailing any Allocated Service, and within the Allocated Service level, curtailments shall occur pro rata. Gatherer shall remedy any Force Majeure event and any other cause of curtailment or suspension with all reasonable dispatch, and in such manner as to minimize any adverse impact on Producer hereunder.

6.5    In the event Producer elects to Take-in-Kind one hundred percent (100%) of Producer’s Residue Gas, attributable to any ITC unless otherwise modified therein, the provisions in Exhibit “C” hereto shall apply.

ARTICLE VII

QUALITY

7.1    All Gas tendered by Producer for gathering at the Receipt Point(s) shall be merchantable Gas and shall conform to all of the most stringent Gas Quality Specifications of any Downstream Transporter(s), excluding the maximum Btu specification; however, in no event shall the Gas quality exceed the specifications set forth below unless specified in the ITC (“Quality Specifications”).

(a)    At the Contract Pressure Base and Contract Temperature Base, such Gas shall not contain more than:

(1)	One quarter (1/4) grain of hydrogen sulfide per one hundred (100) cubic feet;

(2)	Five (5) grains of total sulfur per one hundred (100) cubic feet;

(3)	One quarter (1/4) grain of mercaptans per one hundred (100) cubic feet;

(4)	Two percent (2%) by volume of carbon dioxide;

(5)	Two percent (2%) by volume of nitrogen, nor four percent (4%) by volume of total inert gases;

(6)	Seven (7) pounds of water vapor per one million (1,000,000) standard cubic feet;

(7)	Zero (0) parts per million (ppm) of oxygen; and

(8)	Not greater than eight (8) GPM (Gallons of NGL per Mcf).

(b)    Such Gas shall be commercial in quality and shall be free from any free liquids, foreign material such as solids, sand, dirt, dust, gums, crude oil, iron particles, and other objectionable substances which may be injurious to pipelines or which may interfere with its transportation, measurement or commercial utilization.

(c)    At a base pressure of fourteen and sixty-five one-hundredths (14.65) Psia or fourteen and seventy-three one-hundredths (14.73) Psia, as determined by Gatherer, the gross dry heating value of such Gas shall not be less than eleven hundred fifty (1150) Btu’s per cubic foot.

(d)    The temperature of such Gas shall not be less than forty degrees Fahrenheit (40º F) nor exceed one hundred twenty degrees Fahrenheit (120º F).

(e)    Such Gas shall not produce more than 30 BBL per MMscf of Condensate at a temperature of sixty degrees (60°) Fahrenheit at the Cricondentherm Pressure.

PRODUCER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS GATHERER FROM ANY AND ALL LOSSES, INCLUDING PUNITIVE, EXEMPLARY, TREBLE, INCIDENTAL, CONSEQUENTIAL AND INDIRECT DAMAGES, ARISING FROM OR OUT OF PRODUCER’S GAS NOT MEETING THE QUALITY SPECIFICATIONS PROVIDED OR REFERENCED HEREIN.

7.2    Gas Sampling. Gatherer will obtain a representative sample of Producer’s Gas delivered at each Receipt Point employing one of the methods specified in Section 8.8 of this Agreement. Producer shall have the right to witness all sampling of the Gas delivered hereunder, and to inspect any equipment used in determining the nature or quality of the Gas. Gatherer shall notify Producer at least seventy-two (72) hours in advance of any such Gas sampling, so that Producer or its representative may be present. Producer shall have the right to take duplicate samples or conduct simultaneous tests, and if a difference is noted, Producer may request a sample be taken and analyzed by an independent third party with such third party’s results being used for this Agreement, such sampling or tests to be at Producer’s cost and expense. The sampling frequency shall be determined based upon the average Monthly flow rate at each Receipt Point(s) as follows:

Minimum Sampling Frequency (Average Monthly Volumes in Mcf per Day)
Volume	Frequency	Type
0-25	Annually	Spot
26-250	Semi-Annually	Spot
251-3,500	Quarterly	Spot
3,501-5,000	Monthly	Spot
5,001-25,000	Monthly	Composite
>25,000	On-Line	Chromatograph

7.3    Non-Conformance. Should Gas tendered by Producer fail at any time to conform to the Quality Specifications set forth in this Article VII, except as otherwise permitted in an applicable ITC, Gatherer may in its discretion refuse to accept or curtail such non-conforming Gas (“Non-Specification Gas”). Producer shall have the right to conform the Non-Specification Gas to meet the Quality Specifications. If Producer does not elect to or cannot conform the Gas to Quality Specifications, then Gatherer may accept Non-Specification Gas tendered by Producer hereunder and condition and/or treat and/or dehydrate such Non-Specification Gas to conform to the Quality Specifications, and charge Producer the Fee(s) as specified in Exhibit “D”, Treating Fee(s) and Fuel(s), hereto for such services. The continued acceptance of any Non-Specification Gas by Gatherer hereunder shall not constitute a waiver by Gatherer of any Quality Specifications for any future deliveries, but shall constitute recognition by Producer of Gatherer’s ongoing right at any time without further notification to (a) reject all of such Gas; or (b) accept all of such Gas; or (c) accept any quantity of such Gas and reject the remaining Non-Specification Gas, and shall satisfy all of Gatherer’s obligations to take and receive hereunder.

7.4    Producer shall not introduce corrosion inhibitors, chemicals, antifreeze agents or other materials containing constituents harmful or injurious to Gatherer’s operations, or that result in Gatherer’s inability to meet downstream Residue or Plant Products specifications that are not recovered in the Plant during normal operations, into Gas delivered hereunder. Gas delivered hereunder shall not contain any substance that is a non-exempt hazardous or toxic waste or contaminant under applicable Laws.

ARTICLE VIII

MEASUREMENT

8.1    For the purposes of this Agreement, the Party metering the Gas, or whose designee meters the Gas, at a particular Receipt Point(s) or Delivery Point(s) is referred to as “Gatherer” and the other Party is referred to as “Producer.”

The measuring Facilities shall be designed, installed, operated, and maintained by Gatherer or its designee in accordance with the following standards:

(a)    Orifice Measurement - American Gas Association Report Number 3, dated 2000 or the most recent edition as agreed to by all Parties (herein referred to as AGA 3).

(b)    Turbine Measurement - American Gas Association Report Number 7, dated 1996 or the most recent edition as agreed to by all Parties (herein referred to as AGA 7).

(c)    Positive Measurement - American National Standards Institute B109.2, dated 2000 or the most recent edition as agreed to by all Parties (herein referred to as ANSI B109.2).

(d)    Ultrasonic Measurement - American Gas Association Report Number 9, dated 2003 or the most recent edition as agreed to by all Parties (herein referred to as AGA 9).

8.2    The measuring Facilities to measure the volumes of Gas delivered at each of the Receipt Point(s) shall be maintained and operated by Gatherer or its designee. However, Producer may, at its option and expense, install and operate meters, instruments and equipment, in a manner that will not interfere with Gatherer’s equipment, to check Gatherer’s meters, instruments, and equipment, but the measurement for the custody transfer of Gas for the purpose of this Agreement will be by Gatherer’s meter only, except as hereinafter specifically provided. The meters, check meters, instruments, and equipment installed by each Party will be subject at all reasonable times to inspection or examination by the other Party, but the calibration and adjustment thereof will be done only by the installing Party. If the Gatherer institutes a new method or technique of Gas measurement, approved by regulatory authority, such as electronic gas measurement (EGM), Gatherer may substitute such new method or technique with written permission from Producer, which such permission should not be reasonably withheld.

8.3    All meters will be calibrated and/or proven on a mutually agreed schedule, ensuring that the meter calibration or proving frequency is in compliance with regulatory requirements. Notification of scheduled calibrations shall be made to all interested Parties and reasonable effort will be made to accommodate each Party’s schedule; however, calibration will proceed at the scheduled time regardless of attendees. Records from Gatherer’s measuring equipment are the property of Gatherer who will keep all such records on file for a period of not less than two (2) years. Upon request, Gatherer will make available to Producer volume records from the measuring equipment, together with calculations therefrom, for inspection and verification, subject to return within thirty (30) Days after receipt thereof by Producer. All Receipt Point(s) will be calibrated and/or proven utilizing the following criteria:

Meter Test and Inspection Frequency (Average Monthly Volumes in Mcf per Day)
Volume	Frequency
0-25	Annually
26-250	Semi-Annually
251-3,500	Quarterly
>3,500	Monthly

8.4    Either Party shall have the right to conduct such pulsation tests as they deem prudent, at the testing Party’s sole risk and expense. If excessive pulsation is evident, mutually agreed modifications to operation or facility design will be made to reduce the effect of such pulsation.

8.5    If the percentage of inaccuracy from the results of any test is greater than one percent (1%), the registration of such meter shall be corrected at the rate of such inaccuracy for any period which is definitely known or agreed upon. In the event the period is not definitely known or agreed upon, such correction shall be for a period extending back one-half (1/2) of the time elapsed since the date of the last calibration. Following any test, measurement equipment found inaccurate shall be immediately restored by Gatherer as closely as possible to a condition of accuracy. If any measurement equipment, including testing equipment, is out of service or registering inaccurately in any percentage for any reason so that the amount of Gas delivered cannot be estimated or computed from the reading thereof, the amount of Gas delivered through such meter during the period such meter is out of service or registering inaccurately shall be estimated and agreed upon by Gatherer and Producer upon the basis of the best data available using the first of the following methods which is feasible:

(a)    by using the registration of any check meters if installed and accurately registering;

(b)    by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation; or

(c)    by estimating the quantity of deliveries by comparison with deliveries during preceding periods under similar conditions when the meter was known to be registering accurately.

8.6    Measurement Volume Computations

(a)    The unit of volume of Gas shall be one (1) standard cubic foot at the Contract Pressure Base and Contract Temperature Base and assumed to be Dry at Base unless otherwise specified in the applicable ITC. The energy content may be recalculated, if the water vapor of the Gas is determined to be greater than seven (7) pounds of water vapor per one million (1,000,000) standard cubic feet, by adjusting the measured volume to correct for the volume of water vapor assuming saturation at the temperature and pressure of measurement and multiplying the corrected volume by the gross dry heating value.

(b)    Atmospheric pressure shall be assumed to be the pressure value as reasonably determined by Gatherer for each Receipt Point(s) and Delivery Point(s) location pursuant to generally accepted practices.

(c)    All metered volumes shall be computed in accordance with the standards set forth in Section 8.1 above.

8.7    Records of calibration and/or proving and data associated with the volume calculation are the property of Gatherer who will keep all such records and data on file for a period of not less than two (2) Years. Upon request, Gatherer will make available to Producer records of calibration and/or testing and data associated with the volume calculation, subject to return within thirty (30) Days after receipt thereof by Producer.

8.8    Gatherer shall sample and determine the Gross Heating Value, relative density and compressibility at the Receipt Point(s) or Delivery Point(s) utilizing the following standards:

(a)    Gas Processors Association (GPA) 2166 – Obtaining Natural Gas Samples for Analysis by Gas.

(b)    Gas Processors Association (GPA) 2261 – Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography.

(c)    Gas Processors Association (GPA) 2145 – Physical Constants for Paraffin Hydrocarbons and Other Components of Natural Gas.

(d)    Gas Processors Association (GPA) 2172 – Calculation of Gross Heating Value, Relative Density, and Compressibility of Natural Gas Mixtures from Compositional Analysis.

(e)    American Gas Association Report Number 8 – Compressibility Factors of Natural Gas and Other Related Hydrocarbon Gases.

8.9    Gatherer shall sample the flowing Gas stream utilizing one of the following methods:

(a)    On-line Chromatography.

(b)    Accumulated Sample – If this method is utilized the application of Gas quality in the volume calculation will be during the time period the Gas sample was accumulated.

(c)    Spot Sample – If this method is utilized the application of Gas quality in the volume calculation will be the time period beginning on the date the sample was obtained until the next sample is obtained.

ARTICLE IX

BILLING

9.1    Gatherer’s Statement. Gatherer shall render a statement per Receipt Point to Producer on or about the twenty-fifth (25th) Day of each Month setting forth (a) the amount due Gatherer for all Fee(s) incurred by Producer for the services performed hereunder by Gatherer during the preceding Month, (b) the dollar amount due Producer for the settlement quantity of Residue Gas purchased from Producer for that statement period (the “Residue Gas Value”), and (c) the dollar amount due Producer for the settlement quantity of the Producer’s Settlement Gallons purchased from Producer for that statement period (the “Plant Product Value”). Such statement shall contain reasonably detailed information showing the determination of such Residue Gas Value and such Plant Product Value and any applicable Fee(s). The Parties agree that the Fee(s) owed by Producer to Gatherer hereunder for such Month may be deducted from the Residue Gas Value and/or Plant Product Value owed to Producer for such Month. Gatherer shall (x) include with such statement an invoice for the difference between the total dollar amount of the Fee(s), and the sum of the Residue Gas Value and Plant Product Value owed to Producer, if such Fee(s) are greater than the sum of the Residue Gas Value and Plant Product Value; or (y) if the sum of if the Residue Gas Value and Plant Product Value owed to Producer are greater than such Fee(s), Gatherer shall pay Producer the difference by wire transfer on or before the last Business Day of the Month following the delivery Month. If actual quantities for Producer’s Residue Gas or Producer’s Settlement Gallons are not available, Gatherer may utilize a reasonable, good faith, estimated quantity based upon quantities received, gathered or extracted by Gatherer during the preceding Month. As soon as the actual quantity becomes available, the estimate shall be adjusted and the adjustment shall be reflected in the subsequent Month’s statement. In the event such quantities are estimated for any period, corrected statements shall be rendered by Gatherer to Producer and paid by Producer or refunded or credited by Gatherer, as the case may be, in each instance in which the actual quantity received or delivered hereunder with respect to a Month shall be determined to be at variance with the estimated quantity theretofore made the basis of billing and payment hereunder.

9.2    Payment. If the Fee(s) owed by Producer to Gatherer for the Month on any statement are greater than the sum of the Residue Gas Value and Plant Product Value owed to Producer for the statement period, then Producer shall pay Gatherer the amount due in the form of immediately available federal funds by wire or electronic fund transfer to the bank account specified on the statement, or any other mutually agreed upon method, on or before the tenth (10th) Day following the rendition of the statement described in Section 9.1 hereof. Payments by either Party due on a Saturday or a bank holiday shall be made on the preceding Business Day unless such holiday is Monday, in which case payment shall be made on the following Business Day; payments due on Sunday shall be made on the next Business Day. The paying Party must tender a timely payment even if the statement includes an estimated receipt or delivery volume. Any payment shall not prejudice the right of the paying Party to an adjustment of any statement to which it has taken written exception, provided that such Party’s exception shall have been made within the time period set forth in Section 19.15 herein. Gatherer may at any time collect any amounts due from Producer or its Affiliates by netting against, setting off against, and deducting from any amounts due and payable by Gatherer to Producer and its Affiliates under this Agreement or any other agreement between Producer and its Affiliates, on the one hand, and Gatherer, on the other. If the paying Party fails to pay any statement in whole or in part when due, in addition to any other rights or remedies available to the Party to whom payment is due, interest at the Stated Rate shall accrue on all unpaid amounts. Notwithstanding the foregoing, if a legitimate good faith dispute arises between Producer and Gatherer concerning a statement, the paying Party shall pay that portion of the statement not in dispute on or before such due date, and upon the ultimate determination of the disputed portion of the statement, the paying Party shall pay the remaining amount owed, if any, plus the interest accrued thereon at the Stated Rate from the due date. Any amounts refunded to a paying Party following resolution of any billing dispute shall accrue interest at the Stated Rate from the date of initial payment to the date of refund.

ARTICLE X

WARRANTY

10.1    Producer’s Warranty. Producer hereby represents and warrants that it has good and marketable title to, and full legal right and authority to deliver to Gatherer for gathering and processing hereunder, all Gas tendered by Producer at the Receipt Point(s). Producer represents and warrants that such Gas shall, at the Receipt Point(s), be free and clear of any and all claims, royalties, liens, encumbrances, and applicable Taxes that are imposed upon production of such Gas and all other components of such Gas and/or upon removal of liquid hydrocarbons, and PRODUCER AGREES TO RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS Gatherer from and against all Losses incurred by Gatherer on account of any such liens, encumbrances and claims.

10.2    Gatherer’s Warranty. Gatherer hereby represents and warrants that it has the full legal right and authority to gather and process for Producer, all Gas tendered by Producer at the Receipt Point(s) pursuant to this Agreement. Gatherer represents and warrants that such Gas from the time of receipt at the Receipt Point(s) to the time of delivery at the Delivery Point(s) shall be free and clear of all liens, encumbrances and claims whatsoever, and GATHERER AGREES TO RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS Producer from and against all Losses incurred by Producer on account of any such liens, encumbrances and claims.

ARTICLE XI

POSSESSION AND TITLE OF GAS

11.1    Party in Possession. As between the Parties hereto, Producer shall control and possess the Gas affected by this Agreement at all times prior to and until delivery to Gatherer at the Receipt Point(s) and, if Producer is exercising its Take-in-Kind rights, after redelivery by Gatherer to Producer at the Delivery Point(s). Gatherer shall control and possess the Gas affected by this Agreement at all times after delivery thereof by Producer to Gatherer at the Receipt Point(s) and, if Producer is exercising its Take-in-Kind rights, until redelivery by Gatherer to Producer at the Delivery Point(s).

11.2    Responsibility and Liability. Except as otherwise set forth herein, the Party in control and possession of the Gas affected by this Agreement shall be responsible and pay for any and all Losses caused thereby and occurring while the Gas is in the possession and control of such Party.

11.3    Title. Except for title to FL&U and Process Fuel which vests in Gatherer in accordance with Section 3.2 above and Condensate which vests as provided below, title to all of Producer’s Gas, including Producer’s Residue Gas and Producer’s Settlement Gallons, when sold by Producer to Gatherer, shall vest in Gatherer at the Plant(s) tailgate. During periods when Producer is exercising its Take-in-Kind rights, title to Producer’s Residue Gas shall remain with Producer. Title to Condensate shall be vested in Gatherer at the point(s) at which it is collected or extracted from Gatherer’s Gathering System.

ARTICLE XII

TAXES AND ROYALTIES

12.1    Producer Taxes and Royalties. Producer shall be responsible for all applicable Taxes, New Taxes and royalties of whatever kind on or with respect to the production, delivery and gathering or processing of Gas hereunder. Producer shall indemnify, reimburse, defend and hold harmless Gatherer from and against any and all claims or Losses attributable to such Taxes, New Taxes and royalties.

ARTICLE XIII

REMEDIES/LIABILITY

13.1    Remedies. To the extent not limited or waived herein, with particularity in this Article XIII, each Party reserves to itself all rights, set-offs, counterclaims and other remedies and defenses to which such Party may be entitled arising from this Agreement. All payment obligations hereunder may be offset against each other or recouped.

13.2    LIMITATION OF LIABILITY. EXCEPT AS PROVIDED IN SECTION 7.1 HEREOF, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR EXEMPLARY OR PUNITIVE DAMAGES OR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER, INCLUDING WITHOUT LIMITATION, LOSS OF USE, LOST PROFITS OR REVENUES, COST OF CAPITAL, CANCELLATION OF PERMITS, UNABSORBED TRANSPORTATION OR STORAGE CHARGES, TERMINATION OF CONTRACTS, TORT OR CONTRACT CLAIMS (OTHER THAN CONTRACT CLAIMS ARISING OUT OF AN AGREEMENT BETWEEN GATHERER AND PRODUCER), OR LOST PRODUCTION, IRRESPECTIVE OF WHETHER CLAIMS FOR SUCH DAMAGES ARE BASED UPON CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE. TO THE EXTENT NOT LIMITED OR WAIVED HEREIN, EACH PARTY RESERVES TO ITSELF ALL RIGHTS, SET-OFFS, COUNTERCLAIMS AND OTHER REMEDIES AND DEFENSES TO WHICH SUCH PARTY MAY BE ENTITLED ARISING FROM THIS AGREEMENT. NOTHING IN THIS SECTION 13.2 SHALL AFFECT THE EQUITABLE REMEDIES FOR THE ENFORCEMENT OF PROPERTY RIGHTS CONVEYED OR ESTABLISHED UNDER ANY PART OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE REMEDIES SET FORTH IN ARTICLE IV. FOR CERTAINTY, THE REMEDIES SET FORTH IN ARTICLE IV SHALL CONTROL IN THE EVENT OF A BREACH OF THE DEDICATION OBLIGATIONS.

ARTICLE XIV

CREDIT ASSURANCE

14.1    In the event Gatherer determines Producer’s credit to be unsatisfactory in Gatherer’s sole and reasonable opinion at any time during the term of this Agreement, Gatherer may demand “Adequate Assurance of Performance,” which shall mean sufficient security in a form, an amount and for a term reasonably specified by Gatherer. Producer at its option may then provide one of the following forms of security:

(a)    Post an irrevocable standby letter of credit in a form and from a bank satisfactory to Gatherer; or,

(b)    Provide a prepayment or a deposit.

14.2    If the credit of Producer’s guarantor is deemed to be satisfactory in Gatherer’s sole opinion, the demand for Adequate Assurance of Performance can be satisfied with a guaranty issues on behalf of Producer in a form, amount and tenor acceptable to Gatherer, but only for as long as the credit of Producer’s guarantor continues to be acceptable to Gatherer. For the avoidance of doubt, if the Producer’s guarantor or guaranty is no longer acceptable to Gatherer, Producer shall be required to provide Adequate Assurance of Performance in the form of Section

14.1 (a) or (b) above.

14.3    Should Producer or its guarantor fail to provide Adequate Assurance of Performance within two (2) Business Days after receipt of written demand for such assurance, then Gatherer shall have the right to suspend performance under this Agreement until such time as Producer furnishes Adequate Assurance of Performance. If such assurance is not provided by Producer within ten (10) Days from written demand, Gatherer may terminate this Agreement in addition to having any and all other remedies available hereunder, at law or in equity.

ARTICLE XV

NOTICES

15.1    Notices. Any notice, request, demand, or statement provided for in this Agreement, or any notice which a Party may desire to give to the other, shall be in writing, and shall be delivered by letter, facsimile, email or other documentary form. Notice by facsimile, email or hand delivery shall be deemed to have been received by the close of the Business Day on which it is transmitted or hand delivered (unless transmitted or hand delivered after close, in which case it shall be deemed received at the close of the next Business Day) or such earlier time confirmed by the receiving Party:

Gatherer:	For Notices and Correspondence:
ETC Texas Pipeline, Ltd.
8111 Westchester Drive, Suite 600 Dallas, Texas 75225 Attention: Contract Administration
Phone: 214-981-0700
Fax: 214-750-1749

For Remittance by ACH or Wire Transfer:
ETC Texas Pipeline, Ltd.
Wells Fargo Bank, N.A.
Account Number: 207990-0565328
Wire ABA Number: 121000248 ACH ABA Number: 053101561

For Accounting Matters:
ETC Texas Pipeline, Ltd.
Attention: Gas Plant Accounting 8111 Westchester Drive, Suite 600 Dallas, Texas 75225 For Scheduling: Email: dlMidconPanhandleETXScheduling@energytransfer.com
Producer:	For Notices and Scheduling:
Alpha Energy, Inc. 14143 Denver West Parkway, Suite 100 Golden, Colorado 80401

For Remittance by ACH Transfer: Alpha Energy Texas Operating, LLC
JPMorgan Chase Bank, N.A. Account Number: 839022321 ACH ABA Number: 111000614

For Invoices and Statements:
Alpha Energy, Inc.
14143 Denver West Parkway, Suite 100
Golden, Colorado 80401

Such addresses and/or other contact information may from time to time be changed by sending appropriate notice thereof to the other Party in any manner provided in this Section 15.1.

ARTICLE XVI

FORCE MAJEURE

16.1    Suspension of Obligations. Notwithstanding anything herein to the contrary, the obligation to make payments then due hereunder will not be suspended by an event of Force Majeure. If either party is rendered unable, wholly or in part, by any of the events or occurrences listed below (each of which shall constitute an event of Force Majeure), individually or in the aggregate, to perform or comply with any obligation or condition of this Agreement, such obligation or condition will be suspended during the continuance of the inability so caused and such party will be relieved of liability for damages stemming from any failure to perform the same during such period:

(a)    Any cause not reasonably within the control of the affected party;

(b)    Any act or omission by parties not controlled by the party having the difficulty;

(c)    Acts of God or the public enemy, civil unrest or criminal activity;

(d)    The elements (including but not limited to rain, hurricanes, floods, earthquakes, tornados, and freezing of wells or lines of pipe), or threats thereof;

(e)    Fire, accidents, or breakdowns;

(f)    Strikes and any other industrial, civil, or public disturbance;

(g)   Failure of upstream or downstream pipelines to install facilities or to take or transport gas;

(h)   Accidents, repairs, maintenance or alteration to lines of pipe or equipment;

(i)    Inability to obtain rights-of-way, easements or property rights for the construction or operation of any necessary facilities hereunder on a commercially reasonable basis;

(j)    Inability to obtain materials, supplies, permits or labor;

(k)   Temporary failure of gas supply;

(l)    Failure of downstream transporters to adhere to contractual commitments to either party; or

(m)   Any Applicable Law or restraints of any government or governmental body or authority, civil or military.

16.2    Notice. A Party which is unable, in whole or in part, to carry out its obligations under this Agreement due to Force Majeure shall give prompt written notice to that effect to the other Parties stating with reasonable particularity the circumstances underlying such Force Majeure and the obligations such Party is unable to carry out.

16.3    Resolution. A Party claiming Force Majeure shall use commercially reasonable efforts to remove the cause, condition, event or circumstance of such Force Majeure, shall give prompt notice to the other Parties of the termination of such Force Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure. The decision to settle a strike or labor disturbance is at the sole discretion of the Party claiming Force Majeure due to such strike or labor disturbance. Nothing herein shall obligate either party to settle strikes or lockouts under terms that are unacceptable to the affected party.

16.4    Allocated Plant Products. When an event of Force Majeure prevents normal gathering and processing operations for Producer’s Gas, notwithstanding anything herein to the contrary, Gatherer may, in its sole discretion, allocate Plant Products actually recovered, saved and sold by Gatherer to each Receipt Point based on the ratio that the actual gallons of each hydrocarbon component recovered at the Plant bears to the total Theoretical Gallons of each hydrocarbon component available from all Gas delivered to the Plant from all Receipt Points (including Producer’s Receipt Points) on Gatherer’s system.

16.5    Suspension of Processing. If and to the extent Gatherer curtails or suspends the processing of Producer’s Gas at the Plant due to Force Majeure, Gatherer shall condition such Gas to the extent feasible and bypass the Plant. In the event any of Producer’s Gas in conditioned and bypasses the Plant, with respect to such Gas no Component Plant Products or Plant Product Shrinkage will be allocated to the affected Receipt Point(s).

ARTICLE XVII

TERM AND TERMINATION

17.1    Effective Date and Term. This Agreement shall govern any and all Transactions and shall remain in effect from Month to Month until terminated by either Party as of the end of a Month on sixty (60) Days’ written notice; provided, that if one or more ITC’s are then in effect, termination of this Agreement shall not be effective until the expiration of the latest term under the last effective ITC. Unless stated otherwise, each ITC shall automatically extend from Month to Month after its Primary Term end date until terminated by either Party as of the end of the Primary Term or Monthly thereafter by giving the other Party at least sixty (60) Days’ advanced written notice of the ITC termination. All indemnity obligations, confidentiality obligations, payment obligations and audit rights shall survive the termination or expiration hereof.

17.2    Termination. This Agreement may be terminated or canceled as follows:

(a)    By either Gatherer or Producer upon the occurrence of any Default or Event of Default if the terminating Party is not itself in Default (other than a Default which occurs because such Party is rightfully withholding performance in response to the other Party’s Default);

(b)    By the applicable Party pursuant to any provision of this Agreement expressly providing termination rights; or

(c)    By all of the Parties at any time upon mutual written agreement.

17.3    Rights and Obligations Upon Termination. Termination or cancellation of this Agreement shall not relieve the Parties from any obligation accruing or accrued prior to the date of such termination. Upon termination of this Agreement, the Parties shall retain all other rights and remedies available at law or in equity.

ARTICLE XVIII

REPRESENTATIONS AND WARRANTIES

18.1    Representations and Warranties. Each of Producer and Gatherer represents and warrants to each other that on and as of the date hereof:

(a)    It is duly formed, validly existing and in good standing under the laws of its state of jurisdiction or formation, with power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

(b)    The execution and delivery of this Agreement by it have been duly authorized and approved by all requisite corporate, limited liability company, partnership or similar action;

(c)    It has all the requisite corporate, limited liability company, partnership or similar power and authority to enter into this Agreement and perform its obligations hereunder;

(d)    The execution and delivery of this Agreement does not, and consummation of the Transactions contemplated herein will not, violate any of the provisions of organizational documents, any agreements pursuant to which it or its property is bound or, to its knowledge, any applicable Laws;

(e)    This Agreement is valid, binding and enforceable against it in accordance with its terms subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); and

(f)    It is qualified to do business in the State(s) in which the Dedicated Interests, Receipt Point(s) and Delivery Point(s) are located.

ARTICLE XIX

MISCELLANEOUS

19.1    Entire Agreement. This Agreement and each applicable ITC constitutes the entire agreement between and among the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous (oral or written) negotiations, proposals, agreements and understandings.

19.2    Modifications. No modifications of the terms and provisions of this Agreement shall be or become effective except by the execution by each of the Parties of a supplementary written agreement.

19.3    Waiver. No waiver by any Party of any one or more Defaults by the other Party in performance of any provisions of this Agreement shall operate or be construed as a waiver of any future Default or Defaults, whether of a like or a different character.

19.4    No Third-Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties hereto. Except as expressly provided herein to the contrary, nothing herein is intended to benefit any other Person not a Party hereto, and no such Person shall have any legal or equitable right, remedy or claim under this Agreement.

19.5    Assignment. Except as otherwise set forth herein, or in the applicable ITC, this Agreement is binding upon the successors or assigns of Gatherer and Producer. Producer shall not voluntarily or involuntarily, directly or indirectly, transfer or otherwise alienate any or all of its rights, title or interests under this Agreement to any other Person without the express prior written consent of Gatherer, which consent shall not be unreasonably delayed or withheld, it being understood and agreed that any such transferee must be deemed creditworthy by Gatherer and Gatherer may impose reasonable security requirements as a condition to granting such consent; provided, however, that either Party may (without seeking the consent of the other Parties) transfer or otherwise alienate any of its rights, title or interests under this Agreement in connection with (i) a transfer to an Affiliate which remains an Affiliate and is deemed creditworthy by Gatherer or will provide Adequate Assurance of Performance to Gatherer pursuant to Article XIV if not, and (ii) the granting of a pledge, mortgage, hypothecation, lien or other security interest and any transfer pursuant to or in settlement of any terms or provisions of any agreement creating any such security interest. Unless otherwise agreed to in writing by the other Party, and except for transfers pursuant to (ii) above, both the transferor and the transferee shall be jointly and severally responsible and primarily liable for the full and timely performance of all covenants, agreements and other obligations, and the timely payment and discharge of all liabilities, costs and other expenses arising (directly or indirectly) pursuant to this Agreement.

Intermediary transferees shall not be relieved of any obligations as a result of a subsequent transfer to another Person. Promptly upon transfer of all or any portion of its rights, title and interests in and to this Agreement, the transferor shall provide the other Party with a copy of such instrument. No transfer or succession to the interest of Producer hereunder, wholly or partially, shall affect or bind Gatherer until the first Day of the Month following the date Gatherer has received a copy of the recorded transfer document or other proof satisfactory to Gatherer that the claimant is legally entitled to such interest. Any attempted transfer in violation of the terms of this Agreement of any rights, title and interests arising under this Agreement shall constitute a Default and be null and void and have no force or effect. Without limiting the foregoing, the Parties hereby acknowledge and agree that the terms and conditions of this Agreement, including their respective commitments under Section 4.1, are intended to be and shall constitute covenants running with Producer’s right, title and interest in and to the Dedicated Interests, as a burden binding on Producer, its successors and assigns, and as a benefit inuring to Gatherer, its successors and assigns. Prior to assigning any interest in the Dedicated Interests, Producer shall notify the potential acquiring party of the existence and terms of the Dedication and shall cause (a) any permitted conveyance of all or any of the Dedicated Interests to be made expressly subject to this Agreement, and (b) all transferees to execute a written instrument acknowledging such Dedication, and such permitted transferees’ obligations under this Agreement.

19.6    Confidentiality. The Parties agree that all information and data exchanged by them pursuant to or in connection with this Agreement shall be maintained in strict and absolute confidence for the term of this Agreement and one (1) Year following its termination or cancellation except for disclosure (a) pursuant to the permitted sale, disposition or other transfer (directly or indirectly) of a Party’s rights and interests in and to this Agreement, (b) to lenders, accountants and other representatives of the disclosing Party with a need to know such information, (c) in conjunction with a merger, consolidation, share exchange or other form of statutory reorganization involving a Party, (d) as required to make disclosure in compliance with any applicable Law or (e) to a Party’s officers, directors and personnel, as necessary to carry out such Party’s obligations under the Agreement.

19.7    Exhibits and Schedules. All exhibits, schedules and the like contained herein or attached hereto are integrally related to this Agreement and are hereby made a part of this Agreement for all purposes. Except as otherwise provided in Section 2.1 hereof, with respect to any ITC, to the extent of any ambiguity, inconsistency or conflict between the body of this Agreement and any of the exhibits, schedules and the like attached hereto, the terms of the body of this Agreement shall prevail.

19.8    Choice of Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. The exclusive venue for any suit, action or proceeding brought by either Party in connection with this agreement or arising out of the terms or conditions hereof shall be in the state or federal courts located in Dallas County, Texas. The Parties irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection they may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the state and federal courts situated in Dallas County, Texas.

19.9    Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions contemplated by this Agreement.

In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purpose, the proper officers or directors of the Parties shall take or cause to be taken all such necessary actions.

19.10    Survival. The representations, warranties, and indemnities given by the Parties shall survive this Agreement without regard to any action taken pursuant to this Agreement, including, without limitation, the execution of any documents affecting an interest in real property or any investigation made by the Party asserting the breach hereof.

19.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective as to such jurisdiction, to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, each provision shall be interpreted to be only as broad as is enforceable.

19.12    Terminology. Articles, sections and other titles or headings are for convenience only, shall neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument.

19.13    Counterparts. This Agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, and all of which together shall constitute but one and the same instrument.

19.14    Compliance with Laws. This Agreement and the performance of the obligations contemplated herein are and shall be subject to all valid applicable Laws. The Parties shall act in accordance with each such Law. The Parties will cooperate with respect to compliance with all governmental authorizations, including obtaining and maintaining all necessary regulatory authorizations or any reasonable exchange or provision of information needed for filing or reporting requirements.

19.15    Audit. Each Party shall have the right to examine and audit, at its own expense, at reasonable times during regular business hours and upon reasonable notice, all books, records and charts of the other Party to the extent necessary to verify the accuracy of any measurement and payment hereunder, and the related statements, computations, allocations and procedures provided for in the Agreement, for a period of two (2) Years after the date of the statement in which such measurement, payment, computation, allocation or procedure is reflected; provided, however, that a formal audit of accounts shall not be made more often than every twelve (12) Months and will not include any time period for which a prior audit hereunder was conducted. Any inaccuracy will be promptly corrected when discovered, but in no event later than six (6) Months after such audit exceptions are received by the audited Party; provided, however, that no Party shall have the right to contest any such measurement or payment, or the related statement, computation, allocation or procedure, if the matter is not called to the attention of the other Party in writing within two (2) Years after (a) the date upon which such measurement was conducted or such payment was made, or (b) the date of the related statement, computation, allocation or procedure containing the questioned inaccuracy. Any of such items not contested with specificity in writing within such time period shall conclusively be deemed to be accurate.

19.16    Right of Way. To the maximum extent under the Subject Lease(s) and to the maximum extent Producer or its lease operator may have any rights however derived (whether from an oil and gas lease, easement, governmental agency order, regulation, statute, or otherwise), Producer hereby ASSIGNS, TRANSFERS, GRANTS and CONVEYS and shall cause each Affiliate owning any Dedicated Interests to ASSIGN, TRANSFER, GRANT and CONVEY, without warranty of title, either express or implied, to Gatherer and Gatherer’s gas gathering contractor, if any, and their respective successors and assigns, out of Producer’s right, title and interest in and to the real property constituting the Dedicated Interests (whether a fee simple absolute, fee simple determinable, easement, equitable servitude, leasehold and/or other estate or interest in real property) and for the duration of the term of this Agreement, easements and right of way upon such portions of the lands covered by the Dedicated Interests or, where applicable, other right to lay and maintain pipelines, meters, and any equipment on such real property, in each case as reasonably necessary in connection with the Gathering System or the fulfillment of Gatherer’s rights and obligations hereunder, including without limitation the purchase or handling of Producer’s Gas (the “I&E Easement”); provided that the I&E Easement shall be subject to Producer’s or its Affiliates’ use of any of the property for its operations or the valid prior rights of third parties and the requirements of the applicable lease (including financial requirements) or other vesting instrument, if any, from which Producer’s applicable right, title or interest arises. All pipelines, meters, and other equipment placed by Gatherer or Gatherer’s contractors on the lands and leases will remain the property of Gatherer, and Gatherer may remove them at any time consistent with its obligations under this Agreement.

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective duly authorized representatives effective as of the Effective Date.

GATHERER		PRODUCER

ETC TEXAS PIPELINE, LTD.		ALPHA ENERGY, INC.
By: LG PL, LLC, its general partner
By:		By:
Name:	Russell Stevens	Name:	Jay S. Leaver
Title:	Vice President, Commercial Operations	Title:	President
Date:		Date:	8/17/2022

EXHIBIT “A”

EXAMPLE OF INDIVIDUAL TRANSACTION CONFIRMATION

TO THAT CERTAIN

GATHERING AND PROCESSING AGREEMENT

BETWEEN

ALPHA ENERGY, INC.

AND

ETC TEXAS PIPELINE, LTD.

DATED

AUGUST 1, 2022

BASE AGREEMENT:	Gathering and Processing Agreement dated
Contract Number

INDIVIDUAL TRANSACTION NUMBER:

PRODUCER:

GATHERER: ETC TEXAS PIPELINE, LTD.

This Individual Transaction Confirmation constitutes part of and is subject to all of the terms and provisions of the Base Agreement (collectively, the “Agreement”). All capitalized terms not defined herein shall have the meaning ascribed to such terms in the Base Agreement.

GATHERING SYSTEM:

PLANT:

TERM: This Individual Transaction Confirmation shall become effective on           and continue for a term of           years (the “Primary Term”), and thereafter continue in effect from Month to Month, until terminated by Producer or Gatherer giving the other Party written notice thirty (30) Days prior to the end of the Primary Term or any Month thereafter.

RECEIPT POINT(S):

DELIVERY POINT(S):

DEDICATED INTERESTS:         As described on Exhibit “A” to this ITC.

MEMORANDUM: Gatherer     [does]     [does not] require the execution and filing of a Memorandum in connection with this ITC.

CONDENSATE: Producer shall retain all Condensate that is collected as a liquid in Producer’s gathering system upstream of the Receipt Point(s). Gatherer shall retain all Condensate that is collected as a liquid in Gatherer’s Gathering System downstream of the Receipt Point(s), and title in such Condensate shall be vested in Gatherer at the point(s) at which it is collected or extracted from Gatherer’s Gathering System. However, in the event of Force Majeure, to the extent Gatherer continues to process Gas at the Plant during a Force Majeure event affecting the recoveries of Component Plant Products, then with respect to the period during which such recoveries are affected, and Gatherer elects to compensate Producer based on actual recoveries pursuant to Section 16.4 of the Base Agreement, Gatherer shall account to Producer on the basis of the Component Plant Products actually recovered at the Plant and Producer’s share of Condensate, rather than on the basis of the fixed Component Recovery Factors herein.

COMPONENT RECOVERY FACTORS:

Component Plant Product	Component Recovery Factor
Ethane	[ ]
Propane	[ ]
Iso-butane	[ ]
Normal butane	[ ]
Pentanes Plus	[ ]

FEES & THROUGHPUT COMMITMENT(S):

GATHERING AND PROCESSING FEE: $          per MMBtu received at the Receipt Point(s)

FEE ESCALATION: Beginning with the first Day of the second Contract Year, and annually thereafter (the “Escalation Date”), all fees being charged under this Individual Transaction Confirmation shall increase by a percentage equal to the percentage of increase change between:

(a)

the seasonally unadjusted Consumer Price Index for All Urban Consumers (all items), U.S. city Average (1982-84 = 100), as published by the U.S. Department of Labor, Bureau of Labor Statistics (“CPI-U”) for the month of December of the second year prior to the Escalation Date; and

(b)	the seasonally unadjusted CPI-U for the month of December immediately preceding the Escalation Date (the “CPI Adjustment”).

For example, the CPI-U published for December 2000 was 174.0 and the CPI-U published for December 2001 was 176.7, resulting in a percentage change of 1.5% as of January 1, 2002.

FL&U: Producer’s pro rata share of actual FL&U (including electricity cost)

GATHERING FUEL: A fixed percentage of Producer’s Receipt Point MMBtus and Mcf, as applicable shall be retained by Gatherer for Gathering Fuel as follows: (i) of Receipt Point MMBtu and Mcf, as applicable per stage of compression plus (ii) of Receipt Point MMBtu and Mcf, as applicable, for lost and unaccounted-for gas on Gatherer’s system.

PRESSURE: Producer will deliver Gas to Gatherer, at the Receipt Point(s), at pressures sufficient to enter Gatherer’s Gathering System against the operating pressures maintained in the Gathering System from time to time at the Receipt Point(s), but such delivery pressures may not exceed Gatherer’s MAOP at such point. Gatherer shall not have any obligation to alter its pipeline pressures, provide compression, or modify its pipeline operations.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed in multiple originals effective and operative as of the date first hereinabove written.

GATHERER		PRODUCER

ETC TEXAS PIPELINE, LTD.		[ ]
By: LG PL, LLC, its general partner

By:	EXAMPLE, DO NOT EXECUTE	By:	EXAMPLE, DO NOT EXECUTE
Name:		Name:
Title:		Title:
Date:		Date:

EXHIBIT “B”

GAS LIFT GAS DELIVERY AND SALES TERMS

TO THAT CERTAIN

GATHERING AND PROCESSING AGREEMENT

BETWEEN

ALPHA ENERGY, INC.

AND

ETC TEXAS PIPELINE, LTD.

DATED

AUGUST 1, 2022

From time to time, Producer may request in writing that Gatherer construct and install gas lift meter(s) and all pipelines, valves, and related Facilities (“Gas Lift Meter(s)”) required to measure and deliver Gas to Producer for gas lift (“Gas Lift Gas”), for Subject Well(s) covered by the Agreement (“Designated Well(s)”). Gatherer shall accept or decline such request in writing. If Gatherer accepts Producer’s request, Gatherer shall at all times be the sole owner and operator of the Gas Lift Meter(s). Producer will pay Gatherer the sum of twenty-five thousand dollars ($25,000) as aid in construction for each Gas Lift Meter installed for a Designated Well. Upon receipt of such payment from Producer, Gatherer will proceed with the installation of the Gas Lift Meter in a timely manner consistent with Gatherer’s normal operating practice.

In addition to the aid in construction payment set forth above, Producer shall pay Gatherer the Fee(s) set forth on an applicable ITC for gas lift services.

For purposes of assessing Fee(s) and Fuel(s) and determining amounts due, under Articles III & V of the Agreement, Gatherer shall deduct the quantity of Gas measured at the Gas Lift Meter from the quantity of Gas received from the Designated Well. In the event the quantity of Gas Lift Gas, in MMBtu, delivered to Producer over the course of a Month is greater than the quantity of Gas, in MMBtu, delivered from the Designated Well during the same Month, such excess MMBtu for such Month shall be referred to as “Excess Gas Lift Gas.” Producer shall pay Gatherer as follows: (“EGLG Value”):

(A x B) + (C x D) = EGLG Value

Where:

A = the quantity of Residue Gas allocated to Producer attributable to the Excess Gas Lift Gas; and

B = the price that Gatherer pays to Producer for the purchase of Residue Gas hereunder, as set forth in the applicable ITC of this Agreement and

C = the quantity of Plant Products allocated to Producer attributable to the Excess Gas Lift Gas; and

D = the price that Gatherer pays to Producer for the purchase of Plant Products, as set forth in the applicable ITC of this Agreement.

B-1

EXHIBIT “C”

RESIDUE GAS NOMINATIONS AND IMBALANCE PROVISIONS

TO THAT CERTAIN

GATHERING AND PROCESSING AGREEMENT

BETWEEN

ALPHA ENERGY, INC.

AND

ETC TEXAS PIPELINE, LTD.

DATED

AUGUST 1, 2022

C.1    Subject to the terms, conditions and limitations contained herein and in the ITC, Producer agrees to deliver, or cause to be delivered, to the Receipt Point(s), and Gatherer agrees to accept, or cause to be accepted, on an Allocated Service basis those daily quantities of Producer’s Gas as set forth in any ITC, and scheduled in accordance with this Section. However, in no event shall Producer tender volumes of Gas for gathering and/or processing services hereunder on any Day in excess of the Scheduled Quantity (defined in Section C.2). Subject to the terms, conditions and limitations contained herein, Producer agrees to accept, or cause to be accepted, at the Delivery Point(s), and Gatherer agrees to gather, process and redeliver, or cause to be gathered, processed and redelivered, on an Allocated Service basis the Scheduled Quantity. The Scheduled Quantity at the Delivery Point(s) shall be a quantity of Gas equal to the remainder of the Scheduled Quantity at the Receipt Point(s) less Producer’s FL&U and PTR. The maximum quantity of Gas that Gatherer is obligated to receive hereunder at the Receipt Point(s) and deliver hereunder at the Delivery Point(s) during any given hour of any Day is one twenty-fourths (1/24) of Producer’s Scheduled Quantity at an instantaneous standard volumetric flow rate at any point in time during the hour. Any variation in flow rate or the Scheduled Quantity will be confirmed in writing via fax or email by Gatherer, with an acknowledgment returned to Gatherer by Producer.

C.2    Scheduling of receipts and deliveries of Gas between the Receipt Point(s) and Delivery Point(s) shall be in accordance with the Gatherer’s nomination and scheduling procedures and with the nomination and scheduling procedures of the Downstream Transporter. Producer shall submit Nominations (as defined below) for the gathering of Gas hereunder to Gatherer in writing or via Gatherer’s Web-based online nomination system as determined by Gatherer. No later than five (5) Business Days prior to the end of each Month, Producer shall provide to Gatherer in writing the quantity of Gas (expressed in MMBtu) that Producer expects to make available and deliver at each Receipt Point and receive at the Delivery Point(s) each Day of the following Month (the “Nominations”). Should Producer’s desire to change any of the Nominations during such Month, Producer will notify Gatherer by no later than 7:30 a.m. CCT on the Business Day prior to the Day of the scheduled flow of the capacity and path that the Producer plans to utilize. The deadline for submitting Nominations is 7:30 a.m. CCT the Business Day prior to the Day of the scheduled flow. Any initial Nomination received after the deadline of 7:30 a.m. CCT on the Business Day prior to the flow Day will be scheduled by Gatherer in its discretion. Gatherer may, in its discretion, allow intraday Nomination changes at the Receipt Point(s) and the Delivery Point(s). Gas shall be delivered by Gatherer to the Delivery Point(s) in accordance with confirmation by the Downstream Transporter of the Nomination and/or changes to the Nomination (the “Scheduled Quantity”).

C.3    Any variance between the volumes of Gas delivered at the Delivery Point(s) for Producer’s account and the volume of Gas received at the Receipt Point(s) (less any FL&U and PTR) the “Imbalance” will be recorded in a Gas Imbalance Account. If the absolute volume in the Gas Imbalance Account is greater than a plus or minus MMBtu tolerance specified in any ITC (“Cumulative Operational Imbalance Tolerance”), then, at Gatherer’s election, Producer shall pay Gatherer an amount equal to a dollar value specified in each ITC multiplied by the quantity in the Gas Imbalance Account exceeding the Cumulative Operational Imbalance Tolerance for each Month such event occurs, (“Cumulative Operational Imbalance Fee”). Any physical flow adjustments will be made as agreed to by Gatherer (which shall be confirmed in writing via fax or email by Gatherer, with an acknowledgment to be returned to Gatherer by Producer’s) to adequately control imbalance levels. The daily and cumulative Imbalance(s) will be determined at the end of each Gas Day. Gatherer may assist Producer in managing the Imbalance and may, at any time and from time to time, request that Producer change its Nominations at the Delivery Point(s) or, with notice to Producer, restrict, interrupt, or reduce its receipts or deliveries of Gas at the Receipt Point(s) or Delivery Point(s), and direct Producer to make adjustments in its receipts or deliveries, in order to maintain a daily, hourly and monthly balance or to correct an Imbalance. If Producer fails or refuses to follow any such request from Gatherer, Gatherer may, without liability hereunder, cease accepting or delivering Gas under this Agreement until the conditions causing the Imbalance are corrected. Notwithstanding the foregoing, in the event that Gatherer is assessed a cash out penalty by the Downstream Transporter, which is attributable to Producer, Producer shall reimburse Gatherer for the actual amount of such cash out penalty.

C.4    Imbalances. The term “Imbalance” means the cumulative difference in a Month between: (i) the quantity of Gas in MMBtu received for the account of Producer at the Receipt Point(s), less the quantity of Gas retained by Gatherer for FL&U, if any, Process Shrinkage and Process Fuel, and (ii) the quantity of Gas in MMBtu delivered for the account of Producer at the Delivery Point(s). After any adjustment for Fuel and Process Shrinkage, if the Imbalance is the result of receipts at the Receipt Point(s) exceeding the delivered (or scheduled, as applicable) quantity of Gas for Producer’s account at the Delivery Point(s), it is a “Positive Imbalance.” If the Imbalance is the result of receipts at the Receipt Point(s) being lower than the delivered quantity of Gas for Producer’s account at the Delivery Point(s), it is a “Negative Imbalance.” Imbalances will be cashed out on a Monthly basis.

C.5    Cash Out. The cash-out settlement price will be the monthly arithmetical average of the prices (“Cash-Out Price”) received by Gatherer for sales at the Delivery Point(s) made on a daily basis. Gatherer will pay Producer an amount that is the product of the Positive Imbalance each Month, if any, and the Cash-Out Price. Producer will pay Gatherer an amount that is the product of the Negative Imbalance each Month, if any, and the Cash-Out Price. If the actual monthly volume varies by more than five percent (5%) from the delivered volumes for the Month, then the Cash-Out Price will be adjusted as follows:

(1)    For Negative Imbalances, the Cash-Out Price will be increased by the percentage variance, rounded up to the nearest whole percentage point, between the Delivery Point volumes and the adjusted Receipt Point(s) volumes. [i.e., if the adjusted receipt volume from Producer is seven percent (7%) less than the Delivery Point volume, then the Cash-Out Price will be increased by seven percent (7%)]; and

(2)    For Positive Imbalances, the Cash-Out Price will be decreased by the percentage variance, rounded up to the nearest whole percentage point, between the Delivery Point volumes and the adjusted Receipt Point(s) volumes. [i.e., if the adjusted receipt volume from Producer is seven percent (7%) greater than the Delivery Point volume, then the Cash-Out Price will be decreased by seven percent (7%)].

Gatherer shall notify Producer as soon as reasonably practicable: (i) if there is a Force Majeure event that materially affects Gatherer’s ability to accept Producer’s Gas for forty-eight (48) hours or more, and (ii) to the extent Gatherer has information as to the duration of such event, Gatherer shall provide Producer that information and updates to such information.

C.6    Allocations. Producer recognizes that quantities of Gas are delivered through the Delivery Point(s) for third parties, and therefore, the scheduling of Gas under this Agreement may involve the allocation of Gas deliveries. As between Gatherer and Producer, Gatherer will determine the allocation for all Gas deliveries hereunder.

EXHIBIT “D”

TREATING FEE(S) AND FUEL(S)

TO THAT CERTAIN

GATHERING AND PROCESSING AGREEMENT

BETWEEN

ALPHA ENERGY, INC.

AND

ETC TEXAS PIPELINE, LTD.

DATED

AUGUST 1, 2022

TREATING FEE(S) AND FUEL(S): Fee(s) and Fuel(s) to be paid by Producer to Gatherer per Receipt Point MMBtu, if applicable, shall be equal to the rates as set forth below.

H2S Level PPM	Fee: $ per MMBtu	Fuel: %
0.000 – 4.0	0.000	0.00
4.001 – 10.0	0.075	0.10
10.001 – 20.0	0.085	0.20
20.001 – 30.0	0.095	0.30
30.001 – 40.0	0.105	0.40
40.001 – 50.0	0.115	0.50
50.001 – 60.0	0.125	0.60
60.001 – 70.0	0.135	0.70
70.001 – 80.0	0.145	0.80
80.001 – 90.0	0.155	0.90
90.001 – 100.0	0.165	1.00
100.001 – 500.0	0.250	1.20
500.001 – 1000.0	0.350	1.50
1000.001 – 2000.0	0.450	1.70
Over 2000.0	0.550	2.00

CO2 MOL %	Fee: $ per MMBtu	Fuel: %
0.0000% - 2.00%	0.000	0.00
2.0001% - 2.50%	0.060	0.50
2.5001% - 3.00%	0.075	0.75
3.0001% - 3.50%	0.090	1.00
3.5001% - 4.00%	0.120	1.25
Over 4.00%	0.150	1.50

N2 MOL %	Fee: $ per MMBtu	Fuel: %
0.0000% - 2.00%	0.000	0.00
2.0001% - 2.50%	0.060	0.50
2.5001% - 3.00%	0.075	0.75
3.0001% - 3.50%	0.090	1.00
3.5001% - 4.00%	0.120	1.25
Over 4.00%	0.150	1.50

D-1

EXHIBIT “E”

FORM OF MEMORANDUM OF GATHERING AND PROCESSING AGREEMENT

TO THAT CERTAIN

GATHERING AND PROCESSING AGREEMENT

BETWEEN

ALPHA ENERGY, INC.

AND

ETC TEXAS PIPELINE, LTD.

DATED

AUGUST 1, 2022

MEMORANDUM OF GATHERING AND PROCESSING AGREEMENT

NOTICE OF CONFIDENTIALITY: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER. (This Notice is required by Section 11.008 of the Texas Property Code)

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
[COUNTY/COUNTIES] OF	§
§

This Memorandum of Gathering and Processing Agreement (this “Memorandum”) is entered into by and between ETC TEXAS PIPELINE, LTD., a Texas limited partnership (“Gatherer”) and [PRODUCER NAME], a                                           (“Producer”).

This Memorandum is being executed in connection with that certain Individual Transaction Confirmation # - dated effective                                    1, 20 executed by and between Gatherer and Producer (the “ITC”) pursuant to that certain Gathering and Processing Agreement # - by and between Gatherer and Producer, dated as of                                         1, 20 (the “Base Agreement”). The ITC, Base Agreement and this Memorandum, together with any Appendices and Exhibits attached thereto shall constitute a single integrated agreement (collectively, this “Agreement”). All capitalized terms used but not defined in this Memorandum shall have the meanings given them in the Base Agreement or ITC, as applicable.

Among other things, the Agreement provides that Producer (a) exclusively DEDICATES AND COMMITS to Gatherer (i) all Producer’s Interest now owned or hereafter acquired by Producer and/or its Affiliates in all Gas reserves in, under or attributable to the Dedicated Acreage, the Subject Lease(s) and the Subject Well(s) (including the Dedicated Interests described on Exhibit “A” hereto, the “Dedicated Interests”) and (ii) all Gas now owned or otherwise controlled by Producer and/or its Affiliates that is produced from the Dedicated Interests or lands pooled or unitized therewith (“Dedicated Gas”), (b) GRANTS, TRANSFERS, and CONVEYS to Gatherer, from and out of Producer’s and its Affiliates’ real property rights in the Dedicated Interests, the sole and exclusive right to perform gathering, processing, and/or other services hereunder with respect to the Dedicated Interests and Dedicated Gas, and (c) further agrees to exclusively deliver, or cause to be delivered, to Gatherer, at the Receipt Point(s) all Dedicated Gas as and when produced (the foregoing dedications, conveyances and agreements described in clauses (a) through (c), together with the I&E Easement, collectively, the “Dedication”).

The Dedication constitutes a covenant running with the land and the Dedicated Interests, as a benefit and a burden on Producer’s title thereto, and running with the Gathering System, as a benefit to and a burden on Gatherer’s title thereto, and inuring to the benefit of assignees of, and successors-in-interest to, the Dedicated Interests and the Gathering System, as applicable. The Dedication further constitute equitable servitudes burdening the Dedicated Interests, and the Parties have agreed that such Dedication and commitment and all of the terms and provisions of this Agreement with respect to any Dedicated Interest existing as of the date of this Memorandum shall be deemed fully vested, and further agree that future interests in the Dedicated Interests shall vest upon Producer’s or its Affiliates’ acquisition of such Dedicated Interests. The Dedication is intended to be a conveyance, on its own, of a real property interest out of and burdening the Dedicated Acreage, as a covenant running therewith, and survives any early termination (or purported termination) hereof that is not expressly provided for herein, and will thereafter be and remain enforceable by Gatherer and its successors and assigns through equitable remedies, including specific performance. The Parties have acknowledged and agreed that for the Term of this Agreement, the Dedication and all of the terms and provisions of this Agreement collectively (1) touch and concern the Dedicated Interests, (2) relate to the Dedicated Interests in existence and specifically bind the Parties and their successors and assigns pursuant to this Article IV, (3) are intended to be covenants running with the land, (4) constitute a restrictive covenant and equitable servitudes upon the Dedicated Interests, (5) are contained in a dedication and commitment of a real property interest in the Dedicated Interests, thereby establishing privity of estate, (6) are for the benefit of Producer, Gatherer, and their respective Affiliates, successors, and assigns, and (7) are intended, along with the other terms and conditions of this Agreement, to survive any bankruptcy or insolvency of Producer. It is the intention of the Parties that the Dedication constitutes an affirmative burden on a real property interest of Producer in favor of Gatherer and that, notwithstanding any other provision of this Agreement, in order of priority: (x) the terms and provisions of this Agreement shall not be subject to separate and independent rejection under Section 365 of the Bankruptcy Code, and (y) in the terms and provisions of this Agreement shall not be subject to rejection under Section 365 of the Bankruptcy Code.

Further, each Party has acknowledged that a breach of the Dedication obligations and covenant running with the land would cause irreparable harm and significant injury to Gatherer. Accordingly, Producer and Gatherer have acknowledged that in the event of such a breach of Producer’s Dedication obligations, money damages are not an adequate remedy for a breach. Accordingly, the Parties have agreed that Gatherer and its successors and assigns and Producer will have the right to seek specific performance and/or injunctive relief to enforce the obligations in this Agreement, including, but not limited, to the right to specifically enforce Producer’s exclusive Dedication of the Dedicated Interests in addition to any other rights and remedies it may have at law or in equity. Moreover, each of the Parties has waived and agreed to be estopped in equity from any argument that the other Party (and its successors and assigns) is not entitled to seek injunctive relief and specific performance.

To the maximum extent under the Subject Lease(s) and to the maximum extent Producer or its lease operator may have any rights however derived (whether from an oil and gas lease, easement, governmental agency order, regulation, statute, or otherwise), Producer has ASSIGNED, TRANSFERRED, GRANTED and CONVEYED and caused each Affiliate owning any Dedicated Interests to ASSIGN, TRANSFER, GRANT and CONVEY, without warranty of title, either express or implied, to Gatherer and Gatherer’s gas gathering contractor, if any, and their respective successors and assigns, out of Producer’s right, title and interest in and to the real property constituting the Dedicated Interests (whether a fee simple absolute, fee simple determinable, easement, equitable servitude, leasehold and/or other estate or interest in real property) and for the duration of the term of this Agreement, easements and right of way upon such portions of the lands covered by the Dedicated Interests or, where applicable, other right to lay and maintain pipelines, meters, and any equipment on such real property, in each case as reasonably necessary in connection with the Gathering System or the fulfillment of Gatherer’s rights and obligations hereunder, including without limitation the purchase or handling of Producer’s Gas (the “I&E Easement”); provided that the I&E Easement is subject to Producer’s or its Affiliates’ use of any of the property for its operations or the valid prior rights of third parties and the requirements of the applicable lease (including financial requirements) or other vesting instrument, if any, from which Producer’s applicable right, title or interest arises. All pipelines, meters, and other equipment placed by Gatherer or Gatherer’s contractors on the lands and leases remain the property of Gatherer, and Gatherer may remove them at any time consistent with its obligations under this Agreement.

The Dedicated Interests, Dedicated Acreage, Subject Lease(s) and Subject Well(s) are comprised of that certain real property more fully described in Exhibit “A” attached hereto.

More information regarding the terms of the Agreement, including the Dedication, can be obtained from Gatherer at the following address:

ETC Texas Pipeline, Ltd.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attn:

Phone:

Email:                          @energytransfer.com

This Memorandum is executed, acknowledged and delivered by Producer and Gatherer for the purpose of evidencing of record the existence of the Agreement and certain terms thereof, and shall not alter, affect, amend or change any terms or provisions of the Agreement.

This Memorandum may be executed in multiple counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one instrument.

[Signature Pages Follow This Page]

EXECUTED as of the date of the Parties’ acknowledgments below but to be EFFECTIVE as of the           day of                                  , 20         .

PRODUCER:

[PRODUCER], a

By: EXAMPLE, DO NOT EXECUTE

Name:

Title:

THE STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on                                   , 20         by                                                       , the                                  of [PRODUCER], a                                    , on behalf of said limited liability company.

Notary’s Signature

(Name typed or printed)

Commission Expires:

GATHERER:

ETC TEXAS PIPELINE, LTD., a Texas limited partnership

By: LG PL, LLC, its general partner

By: EXAMPLE, DO NOT EXECUTE

Name:

Title:

THE STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on                                                 , 20   by                                           , the                                   of LG PL, LLC, the general partner of ETC Texas Pipeline, Ltd., a Texas limited partnership, on behalf of said limited partnership.

Notary’s Signature

(Name typed or printed)

Commission Expires:

After recording, return to:

EXHIBIT “A”

to Memorandum of Gathering and Processing Agreement

Description of Dedicated Interests

AID IN CONSTRUCTION AGREEMENT

[C-22012-WC-21300255] (“WBS Number”) Include WBS Number on Payment

This Aid in Construction Agreement (this “Agreement”) is entered into as of this 1st day of November, 2022, by and between ETC TEXAS PIPELINE, LTD., a Texas limited partnership (“Gatherer”), and ALPHA ENERGY, INC. (“Producer”).

This Agreement is supplemental to, and subject to the terms of, that certain Gathering and Processing Agreement dated August 1, 2022, Gatherer’s Contract Number 2153-100, and Individual Transaction Confirmation Number 2153-101 dated August 1, 2022, as may have been amended, covering the Logan County 2-20, Gatherer’s Meter Number 090-22041, Logan County 11-6, Gatherer’s Meter Number 090-21992, and Logan County 11-21, Gatherer’s Meter Number 090-22050 (“Well(s)”), located in Logan County, Oklahoma.

I.

At Producer’s expense and per Producer’s request, Gatherer will construct and install an Electronic Flow Meter and all pipelines, valves, and related facilities (“EFM Equipment”) required to measure and deliver gas to Producer for each of the Wells. Gatherer shall own, operate, and maintain the EFM Equipment.

II.

Producer will pay Gatherer the sum of $13,800.00 ($4,600.00 per Well), as seen on the invoice attached hereto, as aid in construction. The WBS Number shall be included in the subject line of the check, or the Originator to Beneficiary Information (“OBI”) line of the ACH or Wire Transfer. Upon receipt of such payment from Producer and execution of both the First Amendment to Individual Transaction Confirmation and this Agreement, Gatherer will proceed with the installation of the EFM Equipment in a timely manner consistent with Gatherer’s normal operating practice.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GATHERER:	PRODUCER:

ETC TEXAS PIPELINE, LTD.	ALPHA ENERGY, INC.
By: LG PL, LLC, its general partner